Exhibit 2.1

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of April 17, 2009

by and among

SCHURMAN FINE PAPERS, 644064 N.B. INC.,

CARLTON CARDS RETAIL, INC., CARLTON CARDS LIMITED, AGC, LLC,

and

AMERICAN GREETINGS CORPORATION

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT, dated as of April 17, 2009 (this “Agreement”), by and among Schurman Fine Papers, a California corporation (“Bear U.S.”), 644064 N.B. INC., a New Brunswick corporation (“Bear Canada” and, together with Bear U.S., the “Bear Group”), Carlton Cards Retail, Inc., a Connecticut corporation (“Buckeye U.S.”), Carlton Cards Limited, an organization governed by the federal laws of Canada (“Buckeye Canada”), AGC, LLC, a Delaware limited liability company (“Buckeye IP Buyer” and, together with Buckeye U.S. and Buckeye Canada, the “Buckeye Group”), and American Greetings Corporation, an Ohio corporation (“AG”).

WHEREAS, Bear U.S. and its Subsidiaries are engaged in the business of designing, developing, marketing, distributing, manufacturing and selling in retail stores, online and through third parties, stationery, greeting cards, other paper products and gift items (the “Bear Business”).

WHEREAS, the Wholesale Business (as hereinafter defined) is part of the Bear Business.

WHEREAS, as part of the Wholesale Business, Bear U.S. is engaged in the United States in the business of distributing and selling stationery, greeting cards, other paper products and gift items through third parties (other than Bear Franchisees) (the “U.S. Wholesale Business”).

WHEREAS, as part of the Wholesale Business, Bear U.S. is engaged in Canada in the business of distributing and selling stationery, greeting cards, other paper products and gift items through third parties (other than Bear Franchisees) (the “Canada Wholesale Business” and, together with the U.S. Wholesale Business, the “Wholesale Business”).

WHEREAS, Buckeye U.S., Buckeye Canada and their respective Subsidiaries are engaged in the business of designing, developing, marketing, distributing, manufacturing and selling in retail stores, online and through third parties, stationery, greeting cards, other paper products and gift items (the “Buckeye Business”).

WHEREAS, as part of the Buckeye Business, Buckeye U.S. is engaged in the United States in the business of storefront retail sales of greeting cards, stationery products and related materials to consumers (the “U.S. Retail Business”).

WHEREAS, as part of the Buckeye Business, Buckeye Canada is engaged in Canada in the business of storefront retail sales of greetings cards, stationery products, and related materials to consumers (the “Canada Retail Business” and, together with the U.S. Retail Business, the “Retail Business”).

WHEREAS, the parties desire that Bear U.S. sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Buckeye Group, and that the Buckeye Group purchase, acquire and accept from the Bear Group, all of the right, title and interest of Bear U.S. and each other member of the Bear Group in, to and under the Wholesale Purchased Assets (as hereinafter defined), and that one or more members of the Buckeye Group assume the Wholesale Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

WHEREAS, the parties desire that Buckeye U.S. sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to the Bear Group, and that the Bear Group purchase, acquire and accept from the Buckeye Group, all of the right, title and interest of Buckeye U.S. and each other member of the Buckeye Group in, to and under the Retail Purchased Assets (as hereinafter defined), and that one or more members of the Bear Group assume the Retail Assumed Liabilities (as hereinafter defined), upon the terms and subject to the conditions of this Agreement.

WHEREAS, the Bear Group and their Affiliates, as the acquirers of the Retail Purchased Assets, intend to own, operate and control such assets and the business related thereto in a manner that the Bear Group and their Affiliates deem appropriate and in the best interests of the Bear Group.

WHEREAS, in connection with the ownership, operation and control of the Retail Purchased Assets, the Bear Group and their Affiliates intend to utilize their substantial experience and expertise in the retail industry, including their own business plans, operating manuals, accounting practices and systems, personnel policies, sales training programs and promotional campaigns with respect to operational, marketing and advertising matters.

WHEREAS, the Bear Group expects to derive substantial benefit from this Agreement in connection with its ownership, operation and control of the business comprising the Retail Purchased Assets.

WHEREAS, the parties desire that Bear U.S. issue and sell, and that AG purchase, 6,946,440 shares of the Common Stock of Bear U.S. (the “Bear U.S. Shares”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Article I or in the applicable Section of this Agreement to which reference is made in this Article I.

“Action” means any claim, action, suit, proceeding or investigation by or before any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified

Person; where “control” means, with respect to any specified Person, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities or otherwise.

“Amended Articles” means the Third Amended and Restated Articles of Incorporation of Bear U.S., in the form of Exhibit A hereto.

“Ancillary Agreements” means the Wholesale (U.S.) Bill of Sale, the Wholesale (Canada) Bill of Sale, the Wholesale Assignment and Assumption Agreement, the Wholesale Trademark Assignment Agreement, the Wholesale Copyright Assignment Agreement, the Transition Services Agreement, the Sublease Agreements, the Long-Term Supply Agreement, the Marketing Services Agreement, the Trademark License Agreement, the POS Data Services Agreement, the Shareholders’ Agreement, the Retail (U.S.) Bill of Sale, the Retail (Canada) Bill of Sale, the Retail Assignment and Assumption Agreement, and the other agreements, instruments and documents delivered at the Closing.

“Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

“Bear Franchisees” means the parties listed on Schedule 1.1(a) that operate Bear franchises under the franchise agreements listed on Schedule 1.1(b).

“Bear Group Benefit Plan” means any Benefit Plan which the Bear Group or any of its Subsidiaries maintains or is required to make contributions, payments or transfers to with respect to the Wholesale Business Employees.

“Benefit Plan” means any (a) “employee benefit plan” as defined in ERISA Section 3(3) maintained for Persons employed in the United States, including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)) and (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, pension or other retirement, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, material fringe benefit or other employee benefit plan, contract, program, policy or arrangement, whether or not maintained for Persons employed in the United States or subject to ERISA.

“Books and Records” means, with regard to a referenced business or asset, books of account, general, financial, warranty and shipping records, invoices, supplier lists, product specifications, product formulations, drawings, correspondence, engineering, maintenance, operating and production records, advertising and promotional materials, credit records of customers and other documents, records and files, including books and records relating to intellectual property, and employee and personnel records.

“Buckeye Bridge Guarantee” means the guarantee of up to Twelve Million and 00/100 Dollars ($12,000,000.00) by AG of the obligations owed by the members of the Bear Group under the Credit Facility, together with the related letter of credit in the amount of Twelve Million and 00/100 Dollars ($12,000,000.00).

“Buckeye Credit Facility” means the Credit Agreement, by and among AG, the Foreign Subsidiary Borrowers (as defined therein) from time to time party thereto, the lenders from time to time party thereto, National City Bank, UBS Securities LLC, KeyBank National Association, JPMorgan Chase Bank, N.A., and LaSalle Bank National Association, dated as of April 4, 2006 (as amended).

“Buckeye Group Benefit Plan” means any Benefit Plan which the Buckeye Group or any of its Subsidiaries maintains or is required to make contributions, payments or transfers to with respect to the Retail Business Employees.

“Buckeye Guarantee” means the guarantee of up to Twelve Million and 00/100 Dollars ($12,000,000.00) by AG of the obligations owed by the members of the Bear Group under the Credit Facility, together with the related letter of credit in the amount of Twelve Million and 00/100 Dollars ($12,000,000.00).

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Canadian Sublease Agreement” means either the Master Canadian Sublease or a replacement of the Master Canadian Sublease with respect to any particular Buckeye Leased Real Property.

“Charter Documents” means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

“Code” means the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

“Competition Act” means the Competition Act (Canada) R.S., 1985, c. C-34, s.1; R.S., 1985, c.19 (2nd Supp), s.19 and the regulations promulgated thereunder, both as amended from time to time.

“Consent” means any consent, waiver, assignment or other approval.

“Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

“Credit Facility” means the First Amended and Restated Loan and Security Agreement, by and among Bear U.S., each of its Subsidiaries party thereto, Wells Fargo Retail Finance LLC and each other revolving credit lender party thereto, dated April 17, 2009, as amended from time to time.

“Equipment” means machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and all other items of tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, a referenced party, as defined in Section 414(b), (c), (m) or (o) of the Code.

“Escrow Agreement” means that certain Escrow Agreement, by and among AG, Bear U.S., and JPMorgan Chase Bank, National Association, as escrow agent, dated as of April 10, 2009.

“Financial Model” means the financial model prepared by the Bear Group in connection with the transactions contemplated by this Agreement and the Ancillary Agreements, which is set forth on Exhibit B hereto.

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, Canadian federal, provincial, local or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or Orders of such body have the force of Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” means any of the following: (a) any indebtedness for borrowed money, (b) any obligations evidenced by bonds, debentures, notes or other similar instruments (including purchase money obligations), (c) any obligations to pay all or any part of the deferred purchase price of property or services (except trade accounts payable and other current Liabilities arising in the ordinary course of business), including any “earnout” or other similar payments, (d) any obligations as lessee under leases that are required to be classified as capitalized leases in accordance with GAAP, (e) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (f) any obligations, contingent or otherwise, under acceptance credit, letters of credit, note purchase facilities or other similar facilities, (g) any obligations with respect to “cut” but uncashed checks issued that are outstanding as of the date of this Agreement, (h) any obligations under interest rate swap, hedging or other similar agreements, (i) any obligations with respect to accrued interest, success fees, prepayment premiums or penalties, make-whole premiums or penalties, and fees or expenses actually incurred (including attorney’s fees) associated with the prepayment of any Indebtedness, (j) any obligations with respect to cash, book or bank account overdrafts, (k) any obligations with respect to amounts owed to Affiliates, and (l) any guaranty of any of the foregoing.

“Inventory” means all raw materials, work-in-process, finished goods, supplies, spare parts and other inventories.

“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c. 28 (1st Supp.) and the regulations promulgated thereunder, both as amended from time to time.

“Knowledge” or any similar phrase means, with respect to any fact or matter, the information that is actually known or, in the exercise of reasonable diligence in the normal course of their employment and/or assigned duties, should be known by the directors and executive officers of a referenced entity.

“Law” means any statute, law (including common law), constitution, treaty, ordinance, code, rule, regulation, Order and any other binding requirement or determination of any Governmental Entity.

“Lien” means, with respect to any property or asset or any interest in any property or asset, any mortgage, lien, pledge, charge or encumbrance, security interest, prior assignment, warrant, lease, sublease, right to possession, other right, restriction, claim, option, hypothecation, right of first refusal, restriction on transferability or voting, title defect, title retention agreement, voting trust agreement or restrictions or limitations of a similar nature in respect of such property or asset or such interest in such property or asset.

“Master Canadian Sublease” means that certain Master Canadian Sublease in the form of Exhibit C hereto, to be executed at the Closing, whereby the Buckeye Group shall sublease to the Bear Group each of the Buckeye Leased Real Properties located in Canada.

“Master U.S. Sublease” means that certain Master U.S. Sublease in the form of Exhibit D hereto, to be executed at the Closing, whereby the Buckeye Group shall sublease to the Bear Group each of the Buckeye Leased Real Properties located in United States.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, made, rendered, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Other Antitrust Laws” means the antitrust and competition Laws of all jurisdictions other than those of the United States and Canada.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable, (b) workers’, carriers’, warehousemen’s, materialmen’s and mechanics’ or other like Liens incurred in the ordinary course of a referenced business with respect to which payment is not due and that do not impair the conduct of a referenced business or the present or proposed use of the affected property, (c) restrictions arising under applicable zoning and other land use Laws that do not, individually or in the aggregate, have a material adverse effect on the present or proposed use or occupancy of the property subject thereto, (d) Liens that are immaterial in character, amount, and extent and which do not detract from the value or marketability or interfere with the present or proposed use of the properties they affect, and (e) Liens arising under the terms of the Buckeye Real Property Leases (other than Liens arising as a result of a default thereunder).

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

“Recent AG SEC Reports” means all reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated therein) filed by AG under the Securities Act and the Exchange Act with the Securities and Exchange Commission since February 28, 2007 (as such reports, schedules, forms, statements and documents have been amended since the time of their filing) and prior to the date of this Agreement.

“Related to the Canada Retail Business” means primarily used, held for use or acquired or developed for use in the Canada Retail Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the Canada Retail Business.

“Related to the Canada Wholesale Business” means primarily used, held for use or acquired or developed for use in the Canada Wholesale Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the Canada Wholesale Business.

“Related to the Retail Business” means primarily used, held for use or acquired or developed for use in the Retail Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the Retail Business.

“Related to the U.S. Retail Business” means primarily used, held for use or acquired or developed for use in the U.S. Retail Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the U.S. Retail Business.

“Related to the U.S. Wholesale Business” means primarily used, held for use or acquired or developed for use in the U.S. Wholesale Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the U.S. Wholesale Business.

“Related to the Wholesale Business” means primarily used, held for use or acquired or developed for use in the Wholesale Business, or otherwise primarily relating to, or arising out of, the operation or conduct of the Wholesale Business.

“Retail Business Employee” means an employee of the Buckeye Group who works primarily in the Retail Business.

“Shareholders’ Agreement” means an agreement among certain holders of the outstanding shares of Common Stock of Bear U.S. in the form of Exhibit E hereto.

“Stock Conversion” means the conversion of all outstanding preferred stock of Bear U.S. into common stock of Bear U.S.

“Sublease Agreements” means (a) the U.S. Sublease Agreements and Canadian Sublease Agreements and/or (b) the Subleases (With Assignment, Assumption, Consent and Release), as applicable.

“Sublease (With Assignment, Assumption, Consent and Release)” means, as applicable, either (a) a U.S. Sublease for a term of two (2) years following the Closing Date, together with an Assignment, Assumption, Consent and Release executed by the respective master landlord releasing the applicable Buckeye Group party from all obligations of the applicable Buckeye Real Property Lease for any remaining or additional term beyond the date that is two (2) years following the Closing Date, in the form of Exhibit F hereto or (b) a Canadian Sublease for a term of two (2) years following the Closing Date, together with an Assignment, Assumption, Consent and Release executed by the respective master landlord releasing the applicable Buckeye Group party from all obligations of the applicable Buckeye Real Property Lease for any remaining or additional term beyond the date that is two (2) years following the Closing Date, in the form of Exhibit G hereto.

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any other Person, of which (i) the first Person or any other Subsidiary of the first Person is a general partner, (ii) securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to the other Person are at the time owned by the first Person and/or one or more of the first Person’s Subsidiaries, or (iii) the first Person owns directly or indirectly more than 50% of the equity interests in the other Person.

“Tax” or “Taxes” means any and all federal, state, provincial, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, goods and services, harmonized sales, franchise, bank shares, withholding, payroll, employment, excise, property, escheat, unclaimed property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“U.S. Sublease Agreement” means either the Master U.S. Sublease or a replacement of the Master U.S. Sublease with respect to any particular Buckeye Leased Real Property.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

“Wholesale Business Employee” means an employee of the Bear Group who works primarily in the Wholesale Business.

“$” means United States dollars.

1.2 Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of this Agreement set forth below:

Term	Section
Active Canada Retail Business Employee	9.1A(a)
Active Canada Wholesale Business Employee	9.1B(b)
Active Retail Employee	9.2(a)
Active Wholesale Employee	9.2(b)
AG	Preamble
Agreement	Preamble
Bear Annual Financial Statements	6.4(a)(i)
Bear Balance Sheet	6.4(b)
Bear Balance Sheet Date	6.4(b)
Bear Business	Recitals
Bear Business Authorizations	6.8(a)
Bear Canada	Preamble
Bear Canada Retail Non-Pension Benefit Plans	9.1A(b)(i)(A)
Bear Canada Wholesale Non-Pension Benefit Plans	9.1B(b)(i)
Bear Canada Pension Plan	9.1A(b)(ii)(B)
Bear Consents	6.3(a)
Bear Core Plans	9.2(c)(i)
Bear Disclosure Schedule	Preamble to Article VI
Bear Excluded Assets	2.2
Bear Financial Statements	6.4(a)(ii)
Bear Group	Preamble
Bear In-Bound Licenses	6.12(c)
Bear Intellectual Property	6.12(d)
Bear Interim Financial Statements	6.4(a)(ii)
Bear IP	6.12(a)

Term	Section
Bear Leased Real Property	6.11(b)
Bear Out-Bound Licenses	6.12(c)
Bear Owned IP	6.12(a)
Bear Real Property Leases	6.11(b)
Bear Registered IP	6.12(b)
Bear U.S.	Preamble
Bear U.S. Shares	Recitals
Bear’s Welfare Plans	9.2(c)(i)
Buckeye Business	Recitals
Buckeye Business Authorizations	7.6(a)
Buckeye Canada	Preamble
Buckeye Canada Retail Non-Pension Benefit Plans	9.1A(b)(i)(A)
Buckeye Canada Wholesale Non-Pension Benefit Plans	9.1B(b)(i)
Buckeye Canada Pension Plan	9.1A(b)(ii)(B)
Buckeye Consents	7.3(a)
Buckeye Core Plans	9.2(c)(i)
Buckeye Disclosure Schedule	Preamble to Article VII
Buckeye Excluded Assets	3.2
Buckeye Group	Preamble
Buckeye IP Buyer	Preamble
Buckeye Leased Real Property	7.9(a)
Buckeye Real Property Leases	7.9(a)
Buckeye U.S.	Preamble
Buckeye’s Welfare Plans	9.2(c)(i)
Canada Retail Business	Recitals
Canada Retail Business Employees	7.11(b)(i)
Canada Wholesale Business	Recitals
Canada Wholesale Business Employees	6.14(b)(i)
Closing	5.1
Closing Date	5.1
Confidential Information	10.7
Copyrights	6.12(a)
DC Account Balance	9.1A(b)(iii)(A)
DC Account Balances	9.1A(b)(iii)(A)
DC Transfer Date	9.1A(b)(iii)(B)
Inactive Canada Retail Business Employees	9.1A(a)
Inactive Canada Wholesale Business Employees	9.1A(b)
Inactive Retail Employees	9.2(a)
Inactive Wholesale Employees	9.2(b)
Intellectual Property	6.12(a)
Intellectual Property Rights	6.12(a)
Liabilities	6.6
Long-Term Supply Agreement	5.2(l)
Marketing Services Agreement	5.2(m)

Term	Section
Marks	6.12(a)
Other Authorizations	6.8(a)
Patents	6.12(a)
POS Data Services Agreement	5.2(r)
Property Taxes	10.1(b)
Proprietary Information	6.12(a)
Registered IP	6.12(a)
Representatives	10.5
Retail Allocation Statement	3.6
Retail Assigned Contracts	3.1(d)
Retail Assignment and Assumption Agreement	5.3(b)
Retail Assumed Liabilities	3.3
Retail Business	Recitals
Retail (Canada) Bill of Sale	5.3(a)
Retail Cash Consideration	3.5
Retail Deferred Hire Date	9.1A(a)
Retail Excluded Liabilities	3.4
Retail Hire Date	9.1A(a)
Retail Non-Pension Benefit Claims	9.1A(b)(i)(A)
Retail Personal Property	7.7(a)
Retail Purchase Price	3.5
Retail Purchased Assets	3.1
Retail Restricted Contract	3.9(a)
Retail Severance Costs	9.1A(g)(i)
Retail (U.S.) Bill of Sale	5.3(a)
Section 1060 Forms	2.6
Securities Act	7.17
Share Cash Consideration	4.1
Software	6.12(a)
Trademark License Agreement	5.2(n)
Transfer Taxes	10.1(a)
Transferred Canada Active Retail Business Employees	9.1A(a)
Transferred Canada Active Wholesale Business Employees	9.1B(a)
Transferred Canada Inactive Retail Business Employees	9.1A(a)
Transferred Canada Inactive Wholesale Business Employees	9.1B(a)
Transferred Canada Retail Business Employees	9.1A(a)
Transferred Canada Wholesale Business Employees	9.1B(a)
Transferred Inactive Retail Employees	9.2(a)
Transferred Inactive Wholesale Employees	9.2(b)
Transition Services Agreement	5.2(e)
U.S. Retail Business	Recitals

Term	Section
U.S. Retail Employee	9.2(a)
U.S. Transferred Retail Employees	9.2(a)
U.S. Transferred Wholesale Employees	9.2(b)
U.S. Wholesale Business	Recitals
U.S. Wholesale Employee	9.2(b)
Wholesale Allocation Statement	2.6
Wholesale Assigned Contracts	2.1(d)
Wholesale Assignment and Assumption Agreement	5.2(b)
Wholesale Assumed Liabilities	2.3
Wholesale Business	Recitals
Wholesale (Canada) Bill of Sale	5.2(a)
Wholesale Cash Consideration	2.5
Wholesale Copyright Assignment Agreement	5.2(d)
Wholesale Deferred Hire Date	9.1B(a)
Wholesale Excluded Liabilities	2.4
Wholesale Hire Date	9.1B(a)
Wholesale Non-Pension Benefit Claims	9.1B(b)(i)
Wholesale Personal Property	6.9(a)
Wholesale Purchase Price	2.5
Wholesale Purchased Assets	2.1
Wholesale Restricted Contract	2.8(a)
Wholesale Severance Costs	9.1B(g)(i)
Wholesale Trademark Assignment Agreement	5.2(c)
Wholesale (U.S.) Bill of Sale	5.2(a)

ARTICLE II

PURCHASE AND SALE OF WHOLESALE BUSINESS

2.1 Purchase and Sale of the Wholesale Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Bear U.S. shall sell, assign, transfer, convey and deliver, and shall cause each other relevant member of the Bear Group to sell, assign, transfer, convey and deliver, to the Buckeye Group or its or their designee(s), and the Buckeye Group or its or their designee(s) shall purchase, acquire and accept from the Bear Group, free and clear of all Liens except for Permitted Liens (other than in the case of the assets, properties and rights described in Section 2.1(c) below, which shall be free and clear of all Liens), the entire right, title and interest of Bear U.S. and each other member of the Bear Group in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, listed below (the “Wholesale Purchased Assets”):

(a) all Inventory of the Bear Group used, held for use or intended to be used primarily in connection with the Wholesale Business, including the Inventory listed on Schedule 2.1(a);

(b) all Equipment of the Bear Group used, held for use or intended to be used primarily in connection with the Wholesale Business, including the Equipment listed on Schedule 2.1(b);

(c) all Bear Owned IP listed on Schedule 2.1(c);

(d) all Contracts of the Bear Group listed on Schedule 2.1(d), and any other outstanding purchase orders or sales orders used primarily in connection with the Wholesale Business, but excluding any and all Benefit Plans offered, available, applicable or covering any employee of the Bear Group (the “Wholesale Assigned Contracts”);

(e) to the extent transferable under applicable Law, all Bear Business Authorizations used, held for use or intended to be used primarily in connection with the Wholesale Business, including the Bear Business Authorizations listed on Schedule 2.1(e);

(f) to the extent transferable under applicable Law, all Books and Records Related to the Wholesale Business;

(g) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Wholesale Purchased Assets or the Wholesale Assumed Liabilities;

(h) all goodwill of the U.S. Wholesale Business as a going concern; and

(i) all goodwill of the Canada Wholesale Business as a going concern.

For this purpose, GGIP, Inc., a Delaware corporation, shall be designated by the Buckeye Group as the buyer of the Wholesale Purchased Assets Related to the U.S. Wholesale Business and Buckeye Canada shall be the buyer of the Wholesale Purchased Assets Related to the Canada Wholesale Business, or as otherwise may be designated by the Buckeye Group as attached in Schedule 2.1, and Buckeye IP Buyer shall be the buyer of the Wholesale Purchased Assets described in Sections 2.1(c) and 2.1(h) above, or as may otherwise be designated by the Buckeye Group as attached in Schedule 2.1.

2.2 Bear Excluded Assets. The Wholesale Purchased Assets do not include, and neither Bear U.S. nor any other member of Bear Group is selling, assigning, transferring, conveying or delivering, and neither Buckeye U.S. nor any other member of the Buckeye Group is purchasing, acquiring or accepting from any member of the Bear Group or any of their respective Affiliates, any of the assets, properties or rights not specifically set forth in Section 2.1, including (a) all cash and receivables of the members of the Bear Group or their respective Affiliates and (b) all rights in and to the marks and names of (i) Schurman Fine Papers and (ii) Marcel Schurman (collectively, the “Bear Excluded Assets”).

2.3 Wholesale Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, one or more members of the Buckeye Group shall assume effective as of the Closing, and from and after the Closing one or more members of the Buckeye Group shall pay, discharge or perform when due, as appropriate, all Liabilities in respect of the Wholesale Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Wholesale Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation of the Wholesale Assigned Contracts on or prior to the Closing, but, in any case, excluding such obligations to the extent they are for the payment of money (a) that is due and payable prior to the Closing or (b) for services rendered or goods received prior to the Closing (the “Wholesale Assumed Liabilities”), and no other Liabilities of any member of the Bear Group or their respective Affiliates; provided that, for the avoidance of doubt, Buckeye Canada shall assume those Wholesale Assumed Liabilities that are Related to the Canada Wholesale Business.

2.4 Wholesale Excluded Liabilities. Neither the Buckeye Group nor any of its Affiliates shall assume any Liabilities of any member of the Bear Group or their respective Affiliates (such unassumed Liabilities of the members of Bear Group and their respective Affiliates, the “Wholesale Excluded Liabilities”) other than those Liabilities of the Bear Group specifically set forth in Section 2.3. Without limiting the generality of the foregoing, in no event shall the Buckeye Group or any of its Affiliates assume or incur any Liability in respect of, and the Bear Group shall remain bound by and liable for, and shall pay, discharge or perform when due, all Liabilities of any member of the Bear Group or their respective Affiliates (other than the Wholesale Assigned Contracts), including:

(a) all accounts payable to trade creditors, and all payables to other creditors, of the members of the Bear Group;

(b) all Liabilities of the members of the Bear Group for Taxes as at the Closing Date for the period ended on or prior to the Closing Date;

(c) all Liabilities of the members of the Bear Group in respect of (i) Contracts (other than Wholesale Assigned Contracts) and (ii) other Bear Excluded Assets;

(d) all Liabilities of the members of the Bear Group related to products, warranty and similar claims for damages or injury to person or property, claims of infringement of intellectual property and all other Liabilities of any member of Bear Group, regardless of when made or asserted, which arise out of, relate to or are based upon any events occurring or actions taken or omitted to be taken by any member of Bear Group, or otherwise arising out of, relate to or incurred in connection with the conduct of the Wholesale Business, on or before the Closing Date;

(e) all Indebtedness of any member of the Bear Group;

(f) all Liabilities under Bear Group Benefit Plans;

(g) all Liabilities arising out of, relating to or in connection with the Stock Conversion and the Amended Articles;

(h) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes (excluding Transfer Taxes), fees and expenses of counsel, accountants and other experts; and

(i) all Liabilities, including any alleged violations of Laws, of the members of the Bear Group relating to the employment or termination of any employee of the Bear Group (including any termination in connection with the consummation of the transactions contemplated by this Agreement) to the extent such Liabilities arise out of or in connection with any event or condition which occurred or existed on or prior to April 18, 2009 and, with respect to any employee of the Bear Group who does not become a U.S. Transferred Wholesale Employee, after April 18, 2009 until such employee’s date of hire with the Buckeye Group, if applicable.

2.5 Wholesale Purchase Price. The aggregate consideration to be paid by Buckeye U.S. and Buckeye Canada to Bear U.S. for the Wholesale Purchased Assets (the “Wholesale Purchase Price”) shall be (i) Eighteen Million and Sixty-Five Thousand and 00/100 Dollars ($18,065,000) less any amount of the Fund (as such term is defined in the Escrow Agreement) distributed to Bear U.S. or its Affiliates pursuant to the Escrow Agreement (the “Wholesale Cash Consideration”), (ii) the assumption of the Wholesale Assumed Liabilities, and (iii) the Buckeye Bridge Guarantee and the Buckeye Guarantee.

2.6 Wholesale Allocation.

(a) Subject to Section 3.7, the Wholesale Purchase Price, less the amount of the Wholesale Assumed Liabilities excluded from the amount realized on the sale of the Wholesale Purchased Assets for federal income tax purposes, if any, shall be allocated among the Wholesale Purchased Assets (and other relevant items) in accordance with Section 1060 of the Code and any analogous provisions of state, local or foreign Law (the “Wholesale Allocation Statement”). For the avoidance of doubt, and with respect to the Wholesale Purchased Assets Related to the Canada Wholesale Business, the Wholesale Allocation Statement shall divide such assets into specific asset classes and specify the amount of the Wholesale Purchase Price allocated to each such asset class.

(b) As soon as practicable, but no later than sixty (60) days after the Closing Date, the parties hereto shall prepare and agree upon the Wholesale Allocation Statement. The Wholesale Allocation Statement shall be adjusted, as agreed upon by the Buckeye Group and the Bear Group for any adjustment to the amount of the Wholesale Assumed Liabilities included in the amount realized for federal income tax purposes or any other adjustments as required by Law, or as otherwise mutually agreed upon by

Buckeye Group and Bear Group, to the extent consistent with applicable Law. Except as otherwise required by Law, Buckeye U.S. and Bear U.S. shall, and Buckeye U.S. and Bear U.S. shall cause each other member of Buckeye Group and Bear Group respectively, to file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (“Section 1060 Forms”)) in a manner that is consistent with the Wholesale Allocation Statement and refrain from taking any action inconsistent therewith; provided, however, that Buckeye U.S. or Buckeye IP Buyer’s Tax basis (as applicable) in the Wholesale Purchased Assets may exceed the total amount allocated to the Wholesale Purchased Assets pursuant to the Wholesale Allocation Statement to reflect Buckeye Group’s capitalized transaction costs not included in the Wholesale Purchase Price, and Bear U.S.’s amount realized may be less than the total amount allocated to the Wholesale Purchased Assets pursuant to the Wholesale Allocation Statement in order to reflect its transaction costs. Buckeye U.S. and Bear U.S. shall, and Buckeye U.S. and Bear U.S. shall cause each other member of Buckeye Group and Bear Group respectively, to cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms (such Section 1060 Forms to be prepared in a manner consistent with the Wholesale Allocation Statement) and shall timely and in the manner required by applicable Law.

(c) The Wholesale Allocation Statement, as agreed upon by the parties hereto, shall be binding on Buckeye Group, Bear Group and their Affiliates. Notwithstanding anything herein to the contrary, the parties agree that the Wholesale Allocation Statement shall be consistent with the overall allocation set forth in Schedule 2.6; provided, however, that for the avoidance of doubt, adjustments may be made in accordance with Section 2.6(b).

2.7 Withholding Taxes. Notwithstanding anything herein to the contrary, to the extent required by Law, Buckeye U.S. and Buckeye Canada shall be entitled to withhold any and all amounts from the Wholesale Purchase Price equal to any withholding Tax owed to any Tax Authority or which may be withheld pursuant to applicable Law as a result of the transactions contemplated by this Agreement. For avoidance of doubt, any amounts withheld hereunder shall be treated as having been paid to Bear Group.

2.8 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey or deliver any Wholesale Purchased Asset or any benefit arising under or resulting from such Wholesale Purchased Asset if the sale, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Wholesale Assigned Contract concerning such Wholesale Purchased Asset, or (iii) would, upon sale, assignment, transfer, conveyance or delivery, in any way adversely affect the rights of Buckeye U.S. under such Wholesale Purchased Asset. If the sale, assignment, transfer, conveyance or delivery by any member of the Bear Group to, or any assumption by Buckeye U.S. of, any interest in, or Wholesale Assumed

Liability under, any Wholesale Purchased Asset requires the Consent of a third party, then such sale, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained, subject to Section 2.8(c), at the cost of the Bear Group. Without limiting Section 2.8(b), to the extent any Wholesale Assigned Contract may not be sold, assigned, transferred, conveyed or delivered to Buckeye U.S. by reason of the absence of any such Consent (a “Wholesale Restricted Contract”), Buckeye U.S. shall not be required to assume any Wholesale Assumed Liabilities arising under such Wholesale Restricted Contract.

(b) To the extent that any Consent in respect of a Wholesale Restricted Contract or any other Wholesale Purchased Asset shall not have been obtained on or before the Closing Date, Bear U.S. shall continue to use commercially reasonable efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. Bear U.S. shall, and shall cause each other relevant member of the Bear Group to, cooperate with Buckeye U.S. in any economically feasible arrangement proposed by Buckeye U.S. to provide that Buckeye U.S. shall receive the interest of Bear U.S. or such member of Bear Group in the benefits under such Wholesale Restricted Contract or other Wholesale Purchased Asset. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Wholesale Restricted Contract or other Wholesale Purchased Asset is obtained, Bear U.S. shall promptly assign, transfer, convey and deliver such Wholesale Restricted Contract or other Wholesale Purchased Asset to Buckeye U.S., and Buckeye U.S. shall assume the Wholesale Assumed Liabilities under any such Wholesale Restricted Contract from and after the date of assignment to Buckeye U.S., pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Wholesale Assignment and Assumption Agreement.

(c) Nothing contained in this Section 2.8 or elsewhere in this Agreement shall be deemed a waiver by Buckeye U.S. of its right to have received on the Closing Date an effective assignment of all of the Wholesale Purchased Assets or of the covenant of Bear U.S. to obtain all Consents, nor shall this Section 2.8 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Wholesale Purchased Assets any Wholesale Assigned Contracts or other Wholesale Purchased Assets as to which a Consent may be necessary.

ARTICLE III

PURCHASE AND SALE OF RETAIL BUSINESS

3.1 Purchase and Sale of the Retail Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buckeye U.S. shall sell, assign, sublease, transfer, convey and deliver, and shall cause each other relevant member of the Buckeye Group to sell, assign, sublease, transfer, convey and deliver, to the Bear Group, and the Bear Group shall purchase, acquire and accept from the Buckeye Group, free and clear of all Liens except for Permitted Liens, the entire right, title and interest of Buckeye U.S. and each other member of the Buckeye Group in, to and under all of the assets, properties and rights of every kind and description, real, personal and mixed, tangible and intangible, wherever situated, listed below (the “Retail Purchased Assets”):

(a) subject to Section 10.10 of the Buckeye Disclosure Schedule, a sublease interest, or leasehold interest, if applicable, in the Buckeye Leased Real Property, together with all fixtures, displays, signage, and improvements erected or located on the Buckeye Leased Real Property, listed on Schedule 3.1(a);

(b) all Inventory of the Buckeye Group used, held for use or intended to be used primarily in connection with the Retail Business, including the Inventory listed on Schedule 3.1(b);

(c) all Equipment of the Buckeye Group used, held for use or intended to be used primarily in connection with the Retail Business, including the Equipment listed on Schedule 3.1(c);

(d) all Contracts of the Buckeye Group used, held for use or intended to be used primarily in connection with the Retail Business, including the Contracts listed on Schedule 3.1(d), and any other outstanding purchase orders or sales orders used primarily in connection with the Retail Business, but excluding any and all Benefit Plans offered, available, applicable or covering any employee of the Buckeye Group (the “Retail Assigned Contracts”);

(e) to the extent transferable under applicable Law, all Buckeye Business Authorizations used, held for use or intended to be used primarily in connection with the Retail Business, including the Buckeye Business Authorizations listed on Schedule 3.1(e);

(f) to the extent transferable under applicable Law, all Books and Records Related to the Retail Business;

(g) all claims, causes of action, choses in action, rights of recovery and rights under all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof, arising from or relating to the other Retail Purchased Assets or the Retail Assumed Liabilities;

(h) all goodwill of the U.S. Retail Business as a going concern; and

(i) all goodwill of the Canada Retail Business as a going concern.

For this purpose, Bear U.S. shall be the buyer of the Retail Purchased Assets Related to the U.S. Retail Business and Bear Canada shall be the buyer of the Retail Purchased Assets Related to the Canada Retail Business, or as otherwise may be designated by the Bear Group as attached in Schedule 3.1.

In connection with Section 3.1(a), the parties acknowledge that the Buckeye Group is seeking the written Consent of each master landlord under each Buckeye Real Property Lease to the U.S. Sublease Agreements and the Canadian Sublease Agreements, and in the case of any Buckeye Real Property Lease with a remaining term greater than two (2) years following the Closing Date, Consent to the Sublease (With Assignment, Assumption, Consent and Release).

3.2 Buckeye Excluded Assets. The Retail Purchased Assets do not include, and no member of the Buckeye Group or any of its Affiliates is selling, assigning, transferring, conveying or delivering, and no member of the Bear Group is purchasing, acquiring or accepting from any member of the Buckeye Group or any of their respective Affiliates, any of the assets, properties or rights not specifically set forth in Section 3.1, including (a) all cash and receivables of the members of the Buckeye Group or their respective Affiliates, (b) the Gorant Candies manufacturing facility (and all of the Inventory and Equipment located at such manufacturing facility, and the employees employed at such manufacturing facility), (c) the corporate retail store operated at AG’s world headquarters in Cleveland, Ohio (and all of the Inventory and Equipment located at such store, and the employees employed at such store), (d) the assets identified on Schedule 3.2 of the Buckeye Disclosure Schedule and (e) all Intellectual Property of the Buckeye Group or any of its Affiliates (collectively, the “Buckeye Excluded Assets”).

3.3 Retail Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, one or more members of the Bear Group shall assume effective as of the Closing, and from and after the Closing one or more members of the Bear Group shall pay, discharge or perform when due, as appropriate, all Liabilities in respect of the Retail Assigned Contracts, but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of the Retail Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation of the Retail Assigned Contracts on or prior to the Closing, but, in any case, excluding such obligations to the extent they are for the payment of money (a) that is due and payable prior to the Closing or (b) for services rendered or goods received prior to the Closing (the “Retail Assumed Liabilities”), and no other Liabilities of any member of the Buckeye Group or their respective Affiliates; provided that, for the avoidance of doubt, Bear Canada shall assume the Retail Assumed Liabilities that are Related to the Canada Retail Business.

3.4 Retail Excluded Liabilities. Neither the Bear Group nor any of its Affiliates shall assume any Liabilities of the Buckeye Group or their respective Affiliates (such unassumed Liabilities of the members of the Buckeye Group and their respective Affiliates, the “Retail Excluded Liabilities”) other than those Liabilities of the Buckeye Group specifically set forth in Section 3.3. Without limiting the generality of the foregoing, in no event shall the Bear Group or any of its Affiliates assume or incur any Liability in respect of, and the Buckeye Group shall remain bound by and liable for, and shall pay, discharge or perform when due, all Liabilities of any member of the Buckeye Group or their respective Affiliates (other than the Retail Assigned Contracts), including:

(a) all accounts payable to trade creditors, and all payable to other creditors, of the members of the Buckeye Group;

(b) all Liabilities of the members of the Buckeye Group for Taxes as at the Closing Date for the period ended on or prior to the Closing Date (it being expressly acknowledged by the Bear Group that this exclusion for “Taxes” shall not apply, generally, to property or lease Taxes or, specifically, to amounts required to be paid by any Buckeye Real Property Lease or corresponding Sublease Agreement for real estate taxes or common area maintenance charges, which amounts the Bear Group is expressly agreeing to pay as and when due pursuant to the Sublease Agreements, except to the extent accruing prior to the Closing Date, and in such case they shall be Retail Excluded Liabilities);

(c) all Liabilities of the members of the Buckeye Group in respect of (i) Contracts other than Retail Assigned Contracts and (ii) other Buckeye Excluded Assets;

(d) all Liabilities of the members of the Buckeye Group related to products, warranty and similar claims for damages or injury to person or property, claims of infringement of intellectual property and all other Liabilities of any member of the Buckeye Group, regardless of when made or asserted, which arise out of, relate to or are based upon any events occurring or actions taken or omitted to be taken by any member of Buckeye Group, or otherwise arising out of, relate to or incurred in connection with the conduct of the Retail Business, on or before the Closing Date;

(e) all Indebtedness of any member of the Buckeye Group;

(f) all Liabilities under Buckeye Group Benefit Plans;

(g) all Liabilities arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including Taxes (excluding Transfer Taxes), fees and expenses of counsel, accountants and other experts; and

(h) all Liabilities, including any alleged violations of Laws, of the members of the Buckeye Group relating to the employment or termination of any employee of the Buckeye Group (including any termination in connection with the consummation of the transactions contemplated by this Agreement) to the extent such Liabilities arise out of or in connection with any event or condition which occurred or existed on or prior to April 18, 2009 and, with respect to any employee of the Buckeye Group who does not become a U.S. Transferred Retail Employee, after April 18, 2009 until such employee’s date of hire with the Bear Group, if applicable.

3.5 Retail Purchase Price. The aggregate consideration to be paid by Bear U.S. and Bear Canada (through its agent, Bear U.S.) to the Buckeye Group for the Retail Purchased Assets (the “Retail Purchase Price”) shall be (i) Six Million and 00/100 Dollars ($6,000,000.00) (the “Retail Cash Consideration”), and (ii) the assumption of the Retail Assumed Liabilities. Bear Canada shall cause Bear U.S., and Bear U.S. shall on behalf of Bear Canada, deliver to or at the direction of Buckeye Canada the Retail Purchase Price Related to the Canada Retail Business.

3.6 Retail Allocation.

(a) Subject to Section 3.7, the Retail Purchase Price, less the amount of the Retail Assumed Liabilities excluded from the amount realized on the sale of the

Retail Purchased Assets for federal income tax purposes, if any, shall be allocated among the Retail Purchased Assets (and other relevant items) in accordance with Section 1060 of the Code and any analogous provisions of state, local or foreign Law (the “Retail Allocation Statement”). For the avoidance of doubt, and with respect to the Retail Purchased Assets Related to the Canada Retail Business, the Retail Allocation Statement shall divide such assets into specific asset classes and specify the amount of the Retail Purchase Price allocated to each such asset class.

(b) As soon as practicable, but no later than sixty (60) days after the Closing Date, the parties hereto shall prepare and agree upon the Retail Allocation Statement. The Retail Allocation Statement shall be adjusted, as agreed upon by the Buckeye Group and the Bear Group for any adjustment to the amount of the Retail Assumed Liabilities included in the amount realized for federal income tax purposes or any adjustments as required by Law, or as otherwise mutually agreed upon by Buckeye Group and Bear Group, to the extent consistent with applicable Law. Except as otherwise required by Law, Buckeye U.S. and Bear U.S. shall, and Buckeye U.S. and Bear U.S. shall cause each other member of Buckeye Group and Bear Group respectively, to file all Tax Returns (such as IRS Form 8594 or any other forms or reports required to be filed pursuant to Section 1060 of the Code or any comparable provisions of Law (such as Section 1060 Forms) in a manner that is consistent with the Retail Allocation Statement and refrain from taking any action inconsistent therewith; provided, however, that Bear U.S.’s Tax basis in the Retail Purchased Assets may exceed the total amount allocated to the Retail Purchased Assets pursuant to the Retail Allocation Statement to reflect Bear Group’s capitalized transaction costs not included in the Retail Purchase Price, and Buckeye U.S.’s amount realized may be less than the total amount allocated to the Retail Purchased Assets pursuant to the Retail Allocation Statement in order to reflect its transaction costs. Buckeye U.S. and Bear U.S. shall, and Buckeye U.S. and Bear U.S. shall cause each other member of Buckeye Group and Bear Group respectively, to cooperate in the preparation of Section 1060 Forms and file such Section 1060 Forms (such Section 1060 Forms to be prepared in a manner consistent with the Retail Allocation Statement) and shall timely and in the manner required by applicable Law.

(c) The Retail Allocation Statement, as agreed upon by the parties hereto, shall be binding on Bear Group, Buckeye Group and their Affiliates. Notwithstanding anything herein to the contrary, the parties agree that the Retail Allocation Statement shall be consistent with the overall allocations set forth in Schedule 2.6; provided, however, that for the avoidance of doubt, adjustments may be made in accordance with Section 3.6(b).

3.7 Tax Reporting. For U.S. federal, state and local income tax purposes, the parties hereto agree that the transactions contemplated herein shall be treated as a taxable purchase of certain assets and stock (as applicable). Certain assets, however, may be eligible for like-kind treatment under Section 1031 of the Code and the Treasury Regulations thereunder or similar provision under state and local law. Each of the parties hereto shall cooperate fully with each other to determine the portion of the assets that are eligible for like-kind treatment.

3.8 Withholding Taxes. Notwithstanding anything herein to the contrary, to the extent required by Law, Bear U.S. and Bear Canada shall be entitled to withhold any and all amounts from the Retail Purchase Price equal to any withholding Tax owed to any Tax Authority as a result of the transactions contemplated by this Agreement. For avoidance of doubt, any amounts withheld hereunder shall be treated as having been paid to Buckeye U.S or Buckeye Canada, as applicable.

3.9 Consents.

(a) Notwithstanding anything in this Agreement to the contrary, except for any Sublease Agreements with respect to any Buckeye Real Property Leases, which are subject to Section 3.9(b), this Agreement shall not constitute an agreement to sell, sublet, assign, transfer, convey or deliver any Retail Purchased Asset or any benefit arising under or resulting from such Retail Purchased Asset if the sale, sublet, assignment, transfer, conveyance or delivery thereof, without the Consent of a third party, (i) would constitute a breach or other contravention of the rights of such third party, (ii) would be ineffective with respect to any party to a Retail Assigned Contract concerning such Retail Purchased Asset, or (iii) would, upon sale, assignment, transfer, conveyance or delivery, in any way adversely affect the rights of the Bear Group under such Retail Purchased Asset. If the sale, sublet, assignment, transfer, conveyance or delivery by any member of the Buckeye Group to, or any assumption by the Bear Group of, any interest in, or Retail Assumed Liability under, any Retail Purchased Asset requires the Consent of a third party, then such sale, sublet, assignment, transfer, conveyance, delivery or assumption shall be subject to such Consent being obtained, subject to Section 3.9(c), at the cost of the Buckeye Group. Without limiting Section 3.9(c), to the extent any Retail Assigned Contract may not be sold, assigned, transferred, conveyed or delivered to the Bear Group by reason of the absence of any such Consent (a “Retail Restricted Contract”), the Bear Group shall not be required to assume any Retail Assumed Liabilities arising under such Retail Restricted Contract.

(b) With respect to the Buckeye Real Property Leases, each of the Bear Group and the Buckeye Group acknowledge and agree that each shall execute and deliver the Master U.S. Sublease and the Master Canadian Sublease, pursuant to which the Buckeye Group shall sublease to the Bear Group each of the Buckeye Real Property Leases. Upon the Closing, each such Master U.S. Sublease and Master Canadian Sublease shall be a valid, binding and enforceable sublease notwithstanding whether or not a Consent has been obtained for any particular Buckeye Leased Real Property.

(c) To the extent that any Consent in respect of a Retail Restricted Contract or any other Retail Purchased Asset shall not have been obtained on or before the Closing Date, the Buckeye Group shall continue to use commercially reasonable efforts to obtain any such Consent after the Closing Date until such time as it shall have been obtained. The Buckeye Group shall, and shall cause each other relevant member of the Buckeye Group to, cooperate with the Bear Group in any economically feasible arrangement proposed by the Bear Group to provide that the Bear Group shall receive the interest of the Buckeye Group in the benefits under such Retail Restricted Contract or other Retail Purchased Asset. As soon as a Consent for the sale, assignment, transfer, conveyance, delivery or assumption of a Retail Restricted Contract or other Retail Purchased Asset is obtained, the Buckeye Group shall promptly assign, transfer, convey and deliver such Retail Restricted Contract or other Retail Purchased Asset to the Bear Group, and the Bear Group shall assume the Retail Assumed Liabilities under any such Retail Restricted Contract from and after the date of assignment to the Bear Group, pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Retail Assignment and Assumption Agreement.

(d) Nothing contained in this Section 3.9 or elsewhere in this Agreement shall be deemed a waiver by the Bear Group of its right to have received on the Closing Date an effective assignment (or sublease, as applicable) of all of the Wholesale Purchased Assets or of the covenant of Buckeye Group to obtain all Consents, nor shall this Section 3.9 or any other provision of this Agreement be deemed to constitute an agreement to exclude from the Retail Purchased Assets any Retail Assigned Contracts or other Retail Purchased Assets as to which a Consent may be necessary.

ARTICLE IV

PURCHASE OF SHARES

4.1 Sale of the Shares. Upon the terms and conditions of this Agreement, at the Closing, Bear U.S. shall issue and sell, and AG shall purchase, the Bear U.S. Shares free and clear of all Liens for an aggregate purchase price of One Million Nine Hundred and Thirty-Five Thousand and 00/100 Dollars ($1,935,000) (the “Share Cash Consideration”).

ARTICLE V

CLOSING

5.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Morgan, Lewis & Bockius LLP, One Market, Spear Street Tower, San Francisco, at 10 a.m. Pacific Standard Time on April 17, 2009, unless another time, date and/or place is agreed to in writing by the parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

5.2 Deliveries by Bear Group at the Closing. At the Closing, the Bear Group shall deliver to the Buckeye Group the following (unless the delivery of any of the following is waived by the Buckeye Group):

(a) a Bill of Sale in the form of Exhibit H hereto (the “Wholesale (U.S.) Bill of Sale”) and a Bill of Sale in the form of Exhibit I hereto (the “Wholesale (Canada) Bill of Sale”) duly executed by the relevant member(s) of the Bear Group;

(b) an Assignment and Assumption Agreement in the form of Exhibit J hereto and an Assignment and Assumption Agreement in the form of Exhibit K hereto

(together, the “Wholesale Assignment and Assumption Agreement”) duly executed by the relevant member(s) of the Bear Group;

(c) the Trademark Assignment Agreement in the form of Exhibit L hereto (the “Wholesale Trademark Assignment Agreement”) duly executed by the relevant member(s) of the Bear Group;

(d) the Copyright Assignment Agreement in the form of Exhibit M hereto (the “Wholesale Copyright Assignment Agreement”) duly executed by the relevant member(s) of the Bear Group;

(e) a Transition Services Agreement in the form of Exhibit N hereto (the “Transition Services Agreement”) duly executed by the relevant member(s) of the Bear Group;

(f) a certificate of an officer of Bear U.S. to the effect that the requisite holders of the outstanding shares of Common Stock of Bear U.S., the holders of the requisite number of the outstanding shares Series A Preferred Stock of Bear U.S. and the holders of the requisite number of the outstanding shares Series B Preferred Stock have (i) consented to this Agreement and the Amended Articles and the transactions contemplated hereby and thereby and (ii) executed and delivered to Bear U.S. a general release of the members of the Bear Group, the officers of the members of the Bear Group, the directors of the members of the Bear Group, the stockholders of Bear Group and the members of the Buckeye Group;

(g) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations in a form agreed to by Buckeye U.S. duly executed by each member of the Bear Group, as applicable, that is selling Wholesale Purchased Assets and/or the Bear U.S. Shares to Buckeye U.S., Buckeye IP Buyer or AG, as applicable, pursuant hereto;

(h) the Retail Cash Consideration by wire transfer of immediately available funds to an account designated in writing by the Buckeye Group to the Bear Group;

(i) the Retail Assignment and Assumption Agreement duly executed by the relevant member(s) of the Bear Group or its or their designee(s) pursuant to Section 3.1;

(j) with respect to each Buckeye Leased Real Property located in the United States, the Master U.S. Sublease, and with respect to each Buckeye Leased Real Property located in Canada, the Master Canadian Sublease, each duly executed by a member of the Bear Group or its designee pursuant to Section 3.1;

(k) stock certificates representing the Bear U.S. Shares, in each case endorsed in blank or with an executed blank stock power attached and with all transfer tax stamps attached or provided for sufficient to vest good and valid title to the Bear U.S. Shares in AG free and clear of all Liens;

(l) the Long-Term Supply Agreement in the form of Exhibit O hereto (the “Long-Term Supply Agreement”) duly executed by the relevant member(s) of the Bear Group;

(m) the Marketing Services Agreement in the form of Exhibit P hereto (the “Marketing Services Agreement”) duly executed by the relevant member(s) of the Bear Group;

(n) the Trademark License Agreement in the form of Exhibit Q hereto (the “Trademark License Agreement”) duly executed by the relevant member(s) of the Bear Group;

(o) the Shareholders’ Agreement duly executed by Bear U.S. and certain holders of the outstanding shares of the Common Stock of Bear U.S.;

(p) the POS Data Services Agreement in the form of Exhibit R hereto (the “POS Data Services Agreement”) duly executed by the relevant member(s) of the Bear Group;

(q) all instruments and documents necessary to release any and all Liens on the Wholesale Purchased Assets from Wells Fargo Retail Finance, LLC, Wells Fargo Bank and any of their respective Affiliates, including appropriate UCC financing statement amendments (termination statements), and the Canadian equivalent for each of the applicable Provinces;

(r) the amendments/terminations of the Bear Real Property Leases consistent with the Financial Model;

(s) confirmation that the Bear Group entered into the Termination and Settlement Agreement, dated April 17, 2009, between Bear U.S. and EPI Printers, Inc.;

(t) confirmation that the members of the Bear Group entered into the Credit Facility;

(u) the Amended Articles;

(v) a certificate of an officer of each member of the Bear Group, dated as of the Closing Date, certifying (i) the completeness and correctness of the Charter Documents of such member of the Bear Group, (ii) resolutions of the Board of Directors or other governing body, as applicable, of such member of the Bear Group authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which such member of the Bear Group is a party and the performance of the obligations of such member of the Bear Group hereunder and thereunder, and (iii) the incumbency and signatures of the officers of such member of the Bear Group; and

(w) all instruments and documents necessary to release any and all Liens on the Bear Owned IP that constitutes Wholesale Purchased Assets, including appropriate UCC financing statement amendments (termination statements), and the Canadian equivalent for each of the applicable Provinces.

5.3 Deliveries by Buckeye Group at the Closing. At the Closing, members of Buckeye Group shall deliver to the Bear Group the following (unless the delivery of any of the following is waived by the Bear Group):

(a) a Bill of Sale in the form of Exhibit S hereto (the “Retail (U.S.) Bill of Sale”) and a Bill of Sale in the form of Exhibit T hereto (the “Retail (Canada) Bill of Sale”) duly executed by the relevant member(s) of the Buckeye Group;

(b) an Assignment and Assumption Agreement in the form of Exhibit U hereto and an Assignment and Assumption Agreement in the form of Exhibit V hereto (together, the “Retail Assignment and Assumption Agreement”) duly executed by the relevant member(s) of the Buckeye Group;

(c) with respect to each Buckeye Leased Real Property located in the United States, the Master U.S. Sublease, and with respect to each Retail Leased Real Property located in Canada, the Master Canadian Sublease, each duly executed by the relevant member(s) of the Buckeye Group;

(d) the Transition Services Agreement duly executed by the relevant member(s) of the Buckeye Group;

(e) a completed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations in a form agreed to by Bear U.S. duly executed by each member of the Buckeye Group, as applicable, that is selling Retail Purchased Assets to the Bear Group pursuant hereto;

(f) the Wholesale Cash Consideration and the Share Cash Consideration by wire transfer of immediately available funds to an account of Bear U.S. designated in writing by Bear U.S.;

(g) the Wholesale Assignment and Assumption Agreement duly executed by the relevant member(s) of the Buckeye Group or its or their designee(s) pursuant to Section 2.1;

(h) the Wholesale Trademark Assignment Agreement duly executed by Buckeye IP Buyer;

(i) the Wholesale Copyright Assignment Agreement duly executed by Buckeye IP Buyer;

(j) the Buckeye Bridge Guarantee and the Buckeye Guarantee, each duly executed by AG;

(k) the Shareholders’ Agreement duly executed by Buckeye U.S.;

(l) the Long-Term Supply Agreement duly executed by the relevant member(s) of the Buckeye Group;

(m) the Marketing Services Agreement duly executed by the relevant member(s) of the Buckeye Group;

(n) the Trademark License Agreement duly executed by the relevant member(s) of the Buckeye Group;

(o) the POS Data Services Agreement duly executed by the relevant member(s) of the Buckeye Group; and

(p) a certificate of an officer of each member of the Buckeye Group, dated as of the Closing Date, certifying (i) the completeness and correctness of the Charter Documents of such member of the Buckeye Group, (ii) resolutions of the Board of Directors or other governing body, as applicable, of such member of the Buckeye Group authorizing the execution and delivery of this Agreement and the Ancillary Agreements to which such member of the Buckeye Group is a party and the performance of the obligations of such member of the Buckeye Group hereunder and thereunder, and (iii) the incumbency and signatures of the officers of such member of the Buckeye Group.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BEAR GROUP

Each member of the Bear Group, jointly and severally, represents and warrants to each member of the Buckeye Group as of the date hereof that the statements contained in this Article VI are true and correct, except as set forth in the disclosure schedule dated and delivered as of the date hereof by the Bear Group to the Buckeye Group (the “Bear Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Bear Disclosure Schedule (it being understood that (i) any matter or item disclosed in the Bear Disclosure Schedule shall be deemed disclosed with respect to any section of this Article VI to which the matter or item relates to the extent the relevance to each such section is reasonably apparent on its face, and (ii) the disclosure of any matter or item in the Bear Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import). The Bear Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article VI.

6.1 Organization and Good Standing. Each member of the Bear Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Wholesale Purchased Assets, the Wholesale Business or any member of the Bear Group.

6.2 Authority and Enforceability.

(a) Each member of the Bear Group has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, performance and delivery by each member of the Bear Group of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each member of the Bear Group. Each member of the Bear Group has duly executed and delivered this Agreement, and received all necessary approvals of its stockholders and board of directors, or other equity holders or governing body. This Agreement constitutes the valid and binding obligation of each member of the Bear Group, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

(b) Each member of the Bear Group has the requisite power and authority to enter into each Ancillary Agreement to which it is, or is specified to be, a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, performance and delivery by each member of the Bear Group of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited liability company or other action on the part of each member of the Bear Group. Each member of the Bear Group has duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. The Ancillary Agreements constitute the valid and binding obligation of each member of the Bear Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies.

6.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by each member of the Bear Group, and the execution and delivery of each Ancillary Agreement to which each member of the Bear Group is, or is specified to be, a party, does not, and the performance by each member of the Bear Group of its obligations hereunder and thereunder and the consummation by each member of the Bear Group of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) conflict with or violate the provisions of any of the Charter Documents of any member of the Bear Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (including any Contract with any franchisee of the Bear Group or any of its Subsidiaries) (A) to which any member of the Bear Group is a party or (B) by which any member of the Bear Group or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any member of the Bear Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by any member of the Bear Group, except for any such violations, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not in the aggregate be material to the Wholesale Business, the Wholesale Purchased Assets or any member of the Bear Group. Section 6.3(a) of the Bear Disclosure Schedule sets forth all Consents that are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements under any Contract to which any member of the Bear Group is a party (collectively, “Bear Consents”) in order (i) in the case of Contracts that are not Wholesale Assigned Contracts, to preserve all material rights and benefits of the Bear Group thereunder and (ii) in the case of Contracts that are Wholesale Assigned Contracts, to sell, assign, transfer, convey and deliver to, Buckeye U.S. all material rights and benefits of the Bear Group thereunder without any material impairment or alteration whatsoever.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to any member of the Bear Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including such Authorizations, Bear Consents, registrations, declarations, filings and notices as may be required under the HSR Act, the Competition Act and the Other Antitrust Laws.

6.4 Financial Statements.

(a) Section 6.4(a) of the Bear Disclosure Schedule contains true, complete and correct copies of the following financial statements:

(i) January 31, 2009 (the “Bear Annual Financial Statements”); and

(ii) March 28, 2009 (the “Bear Interim Financial Statements” and together with the Bear Annual Financial Statements, the “Bear Financial Statements”).

(b) The Bear Financial Statements are true, complete and correct and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Bear Interim Financial Statements, to normal year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Bear Annual Financial Statements). The Bear Financial Statements are based on the books and records of the Bear Group, and fairly present the financial condition of the Bear Group as of the respective dates they were prepared and the results of the operations of the Bear Group for the periods indicated. Each member of the Bear Group maintains a standard system of accounting established and administered in accordance with GAAP.

(c) Section 6.4(c) of the Bear Disclosure Schedule contains a true, complete and correct list of all Indebtedness of the Bear Group, setting forth the Person or Persons to whom such Indebtedness is owed, the amount of such Indebtedness, and the interest rate, the schedule of repayment and the maturity date with respect thereto.

6.5 Competition Act and Investment Canada Act.

(a) Bear Canada, together with its Affiliates (including Bear U.S.) and any other affiliates, as determined in accordance with the Competition Act, does not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceed CDN$50,000,000 in aggregate value as determined in accordance with the Notifiable Transactions Regulations promulgated under the Competition Act.

(b) Bear Group is a “WTO Investor” within the meaning of the Investment Canada Act.

6.6 No Undisclosed Liabilities. There are no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”) with regard to the Bear Group or any of their respective businesses, except (a) those which are adequately reflected or reserved against in the balance sheet included in the Bear Interim Financial Statements and (b) those which have been incurred in the ordinary course of business and consistent with past practice since the date of the balance sheet included in the Bear Interim Financial Statements and which are not, individually or in the aggregate, material in amount.

6.7 Compliance with Law. Each member of the Bear Group has conducted, and is conducting, its business in compliance in all material respects with all applicable Laws. No member of the Bear Group has received written notice regarding any violation of, conflict with, or failure to conduct its business in compliance with, any applicable Law. No member of the Bear Group has been notified in writing of a pending investigation or review by any Governmental Entity with respect to the Wholesale Business or any member of the Bear Group, nor has any Governmental Entity indicated in writing an intention to conduct the same, nor, to the Bear Group’s Knowledge, is the same threatened, except, in each case, for those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Wholesale Business or any member of the Bear Group.

6.8 Bear Business Authorizations.

(a) Each member of the Bear Group owns, holds or lawfully uses in the operation of (i) the Wholesale Business, all Authorizations which are necessary for it to conduct the Wholesale Business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such member of the Bear Group in the conduct of the Wholesale Business (the “Bear Business Authorizations”) and (ii) its other businesses, all Authorizations which are necessary for it to conduct its other businesses as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such member of the Bear Group in the conduct of its other businesses (the “Other Authorizations”) free and clear of all Liens, except where the failure to own, hold or lawfully use any such Bear Business Authorizations or Other Authorizations, as the case may be, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Wholesale Business or any member of the Bear Group. Such Bear Business Authorizations and such Other Authorizations are valid and in full force and effect.

(b) No member of the Bear Group has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Bear Business Authorization or Other Authorization. To the Bear Group’s Knowledge, no member of the Bear Group is in default with respect to any Bear Business Authorization or Other Authorization.

(c) No Person other than a member of the Bear Group owns or has any proprietary, financial or other interest (direct or indirect) in any Bear Business Authorization or Other Authorization.

6.9 Title to Personal Properties.

(a) Section 6.9(a) of the Bear Disclosure Schedule sets forth a complete and accurate list of all tangible personal properties (other than any such properties that are immaterial) that are Wholesale Purchased Assets as of the date of this Agreement (“Wholesale Personal Property”), specifying whether, and by which member of the Bear Group, such Wholesale Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the leases.

(b) A member of the Bear Group has good and valid title to all of the Wholesale Personal Property, free and clear of all Liens except for Permitted Liens.

(c) All leases under which Wholesale Personal Property is leased are in full force and effect and constitute valid and binding obligations of the relevant member of the Bear Group, and to the Bear Group’s Knowledge, are valid and binding obligations of the other party(ies) thereto, and no member of the Bear Group nor, to the

Bear Group’s Knowledge, any other party thereto, is in breach of any of the terms of any such leases except where any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on its business or any member of the Bear Group.

6.10 Sufficiency. The Wholesale Purchased Assets (together with the Bear Excluded Assets) comprise substantially all of the assets employed by the Bear Group or any of their respective Affiliates in connection with the Wholesale Business. The Wholesale Purchased Assets are, together with the agreements of the members of the Bear Group hereunder and under the Ancillary Agreements, sufficient for the conduct of the Wholesale Business immediately following the Closing in substantially the same manner as currently conducted. A member of the Bear Group has good and valid title to all of the Wholesale Purchased Assets that are owned by the Bear Group, free and clear of all Liens except for Permitted Liens. A member of the Bear Group has a valid leasehold interest in all of the Wholesale Purchased Assets that are leased by the Bear Group, except where the failure to have a valid leasehold interest would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Wholesale Business or any member of the Bear Group.

6.11 Real Property.

(a) No member of the Bear Group owns any real property.

(b) Section 6.11(b) of the Bear Disclosure Schedule contains a complete and accurate list of all real property leased, subleased or otherwise occupied by a member of the Bear Group (the “Bear Leased Real Property”). Except as disclosed in Section 6.11(b) of the Bear Disclosure Schedule, the leases, subleases and other Contracts relating to the Bear Leased Real Property (the “Bear Real Property Leases”) have not been altered, modified or amended and are in full force and effect. There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties, relating to the use and occupation of the Bear Leased Real Property, other than as contained in the Bear Real Property Leases. The Bear Group has the sole right to use, and is in sole possession and occupancy of, the Bear Leased Real Property.

(c) With respect to every Bear Real Property Lease, the relevant member of the Bear Group has peaceful, undisturbed and exclusive possession of the applicable Bear Leased Real Property.

(d) The Bear Leased Real Property and all present uses and operations of the Bear Leased Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Bear Leased Real Property. The Bear Leased Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of its business does not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(e) No Person other than a member of the Bear Group is in possession of any of the Bear Leased Real Property or any portion thereof, and there are no Contracts granting to any Person other than the Bear Group the right of use or occupancy of the Bear Leased Real Property or any portion thereof.

6.12 Intellectual Property.

(a) As used in this Agreement, “Intellectual Property” means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia of the source or origin of goods or services, Internet domain names, and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country in the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia of the source or origin of goods or services, business names and Internet domain names, including any that incorporate a trademark or service mark (whether or not registered) or any derivatives thereof, and all goodwill associated therewith (“Marks”), trade secret rights, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

“Registered IP” means Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Government Entity at any time.

“Bear IP” means all Intellectual Property currently in use or held for use in connection with the Bear Business, with the exception of the Schurman Fine Papers corporate name and any and all Marks, whether registered or at common law, consisting of the Schurman Fine Papers name.

“Bear Owned IP” means Bear IP owned, in whole or in part, by any member of Bear Group.

(b) Section 6.12(b) of the Bear Disclosure Schedule contains a complete and accurate list including application and registration number of all Bear

Owned IP that is Registered IP (“Bear Registered IP”). All Bear Registered IP that is a Wholesale Purchased Asset is recorded on the applicable public records as being owned solely by a member of the Bear Group.

(c) Section 6.12(c) of the Bear Disclosure Schedule lists (with such list including the parties to and exclusivity or non-exclusivity of) all licenses, sublicenses and other agreements pursuant to which (i) a third party authorizes any member of Bear Group to use, practice any rights under, or grant sublicenses with respect to, any Bear IP that is owned by a third party (“Bear In-Bound Licenses”), other than “shrink-wrap” or “off the shelf” software end-user licenses having a per person licensing fee of less than $500 and an aggregate value of less than $10,000; (ii) any member of Bear Group authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Bear IP (“Bear Out-Bound Licenses”); and (iii) material agreements between any member of Bear Group and any third party relating to the development or use of any Bear IP.

(d) The members of the Bear Group (i) exclusively own the entire right, interest and title to each item of Bear Owned IP free and clear of Liens (including the design, manufacture, license and sale of all products currently under development or in production), except those Liens which may be held to secure any existing line of credit (which Liens shall be released or terminated in full at the Closing), or (ii) otherwise rightfully use or otherwise enjoy such Bear Owned IP pursuant to the terms of a valid and enforceable Bear In-Bound License that is listed in the Bear Disclosure Schedule. The Bear Owned IP, together with the Bear Group’s rights under the Bear In-Bound Licenses listed in the Bear Disclosure Schedule (collectively, the “Bear Intellectual Property”), constitutes all the material Intellectual Property used in, or necessary for, the operation of the business of Bear Group as it is currently conducted, except for specific third party products Bear Group presently offers or has offered as a reseller. The Bear IP that constitutes the Wholesale Purchased Assets, together with the Bear In-Bound Licenses assigned to the Buckeye Group and the Wholesale Restricted Contracts, constitute all the Intellectual Property used in or necessary for the operation of the Wholesale Business as it is currently conducted, except for specific third party products Bear Group presently offers or has offered as a reseller.

(e) All registration, maintenance and renewal fees related to Marks and Copyrights that constitute Bear Registered IP that are currently due have been paid and all documents and certificates related to such Bear Registered IP have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Bear Registered IP. There are no actions that must be taken within 60 days after the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Bear Registered IP. All Bear Registered IP are in good standing, held in compliance with applicable legal requirements and enforceable by the Bear Group.

(f) Except as disclosed in the Bear Disclosure Schedule, Bear Group is not aware of any challenges (or any basis therefor) with respect to the ownership, validity or enforceability of any Bear Owned IP. The Bear Disclosure Schedule lists the status of any proceedings or actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Bear Owned IP, including the due date for any outstanding response by any member of the Bear Group in such proceedings. No member of the Bear Group has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Bear Owned IP in the United States and Canada.

(g) None of the products or services currently or formerly developed manufactured, sold, distributed, provided, shipped or licensed by any member of the Bear Group, or which are currently under development, infringes or allegedly infringes upon, has misappropriated or misappropriates, or otherwise unlawfully has violated or violates or has conflicted or conflicts with, the Intellectual Property Rights of any third party. Since January 1, 2006, except as set forth on Section 6.12(g) of the Bear Disclosure Schedule, no member of the Bear Group has received any written communication alleging that any member of the Bear Group has infringed, misappropriated or otherwise violated or conflicted with or, by conducting the Bear Business as currently conducted or as proposed to be conducted, would infringe, misappropriate or otherwise violate or conflict with, any Intellectual Property Rights of a third party. No action has been instituted, or, to Bear Group’s Knowledge, threatened, relating to any Intellectual Property formerly or currently used by any member of the Bear Group and none of the Bear Owned IP nor the Bear Group’s rights under the Bear In-Bound Licenses listed in the Bear Disclosure Schedule is subject to any outstanding Order. To Bear Group’s Knowledge, no Person has infringed or is infringing any Bear IP or has misappropriated or otherwise violated or conflicted with or is misappropriating or otherwise violating or conflicting with any Bear IP.

(h) Each member of the Bear Group has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by any member of the Bear Group that is not covered by an issued Patent.

(i) Bear has secured valid written assignments from all consultants, independent contractors and employees who contributed to the conception, authorship, creation or development of Bear IP of the rights to such contributions that the Bear Group does not already own by operation of law. To Bear’s Knowledge, no such Person has a right to claim any whole or partial ownership or moral or economic rights to any of the Bear IP or has waived such right, and no such Person has made any such claim.

(j) The execution and delivery of this Agreement by Bear does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or reprice or otherwise renegotiate any member of the Bear Group’s rights to own the Bear Owned IP or their respective rights under any Bear Out-Bound License or Bear In-

Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Bear IP.

6.13 Contracts.

(a) Each Wholesale Assigned Contract, Bear In-Bound License and Bear Out-Bound License is in full force and effect and is valid, binding and enforceable against the parties thereto in accordance with its terms. The member of the Bear Group party to such Wholesale Assigned Contract, Bear In-Bound License or Bear Out-Bound License has complied in all material respects with and is in compliance in all material respects with, and to the Bear Group’s Knowledge, all other parties thereto have complied with and are in compliance in all material respects with, the provisions of each Wholesale Assigned Contract.

(b) No member of the Bear Group is, and to the Bear Group’s Knowledge, no other party thereto is, in material breach or violation of, or default under, any Wholesale Assigned Contract, Bear In-Bound License or Bear Out-Bound License, and no member of the Bear Group has given or received written notice to or from any Person relating to any such alleged or potential breach, violation or default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or default under, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Wholesale Assigned Contract, Bear In-Bound License or Bear Out-Bound License.

(c) Bear Group has delivered true, correct and complete copies of each Wholesale Assigned Contract and Bear Out-Bound License to Buckeye U.S. (and in the case of any oral Contracts, a written summary of the terms thereof).

(d) No Wholesale Assigned Contract, Bear In-Bound License or Bear Out-Bound License (i) has or would reasonably be expected to have the effect of prohibiting or impairing the ability of (x) any member of the Bear Group or their respective Affiliates to engage in any business activity or compete with any Person or (y) any Person to compete with any member of the Bear Group or their respective Affiliates, (ii) contains a “most favored nation” provision, or (iii) restricts any member of the Bear Group or their respective Affiliates from selling any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

6.14 Labor and Employment Matters.

(a) Bear U.S. Labor and Employment Matters.

(i) The employment and services of all U.S. employees, contractors and consultants of Bear Group may be terminated at any time with or without cause and without any severance or other Liability to the members of the Bear Group.

(ii) No member of the Bear Group is a party or subject to any labor union or collective bargaining agreement in connection with the U.S. Wholesale Business. There have not been since January 1, 2008, and there are not pending or, to Bear Group’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve any member of the Bear Group. There is no unfair labor practice, charge or complaint against a member of the Bear Group pending, unresolved or, to Bear Group’s Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute involving any member of the Bear Group.

(iii) Each member of the Bear Group has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities. There are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, or termination of any person employed by the Bear Group. Each member of the Bear Group has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, or termination of any person employed or providing services to the Bear Group, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(iv) Each member of the Bear Group has paid or properly accrued in the ordinary course of business all wages and compensation due to persons employed by the Bear Group, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(v) No member of the Bear Group has since January 1, 2008 effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any U.S. site of employment or facility of the Bear Group, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any member of the Bear Group on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(vi) Each member of the Bear Group has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986. All persons who are performing services for the Bear Group are legally authorized to work in the United States for a member of the Bear Group.

(b) Bear Canada Labor and Employment Matters.

(i) The employment of all employees Related to the Canada Wholesale Business (the “Canada Wholesale Business Employees”) may be terminated at any time with cause or without cause on the giving of reasonable notice in accordance with applicable Law. Except for those Contracts listed in Section 6.14(b) of the Bear Disclosure Schedule, there are no Contracts with any Canada Wholesale Business Employees which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any Contracts with any Canada Wholesale Business Employees providing for cash, other compensation, benefits or contingent rights on Closing.

(ii) Bear Canada is not a party or subject to any labor union or collective bargaining rights or agreement in connection with the Canada Wholesale Business. There have not been since January 1, 2008, and there are not pending or, to Bear Canada’s Knowledge, threatened, any labor organizing activities, disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Canada Wholesale Business Employees. There is no unfair labor practice, charge or complaint against Bear Canada pending, unresolved or, to Bear Canada’s Knowledge, threatened before any labor board or commission. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Canada Wholesale Business.

(iii) Bear Canada has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to Canada Wholesale Business Employees, including human rights. There are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, employment, promotion, or termination of any Canada Wholesale Business Employee or other Person in connection with the Canada Wholesale Business. Bear Canada has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, employment, promotion, or termination of any Canada Wholesale Business Employee or other Person in connection with the Canada Wholesale Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(iv) Bear Canada has paid or properly accrued in the ordinary course of the Canada Wholesale Business all wages and compensation due to Canada Wholesale Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime pay, bonuses, and workers’ compensation premiums.

(v) Bear Canada has not since January 1, 2008 effectuated (i) a “plant closing” or (ii) a “mass lay-off” as defined in applicable Law, in either case affecting any site of employment or facility of Bear Canada, except in accordance with applicable Law. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any member of Bear Canada on or prior to the Closing under any Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(vi) All Canada Wholesale Business Employees who are performing services for the Bear Group in Canada are legally able to work in Canada.

6.15 Employee Benefit Plans.

(a) Section 6.15(a) of the Bear Disclosure Schedule sets forth a complete list of all Bear Group Benefit Plans and denotes each Bear Group Benefit Plan that is (i) a “registered pension plan” (within the meaning of Subsection 248(1) of the Income Tax Act (Canada)), and (ii) a “welfare plan” (as defined in Section 3(1) of ERISA) or other Bear Group Benefit Plan that provides non-pension benefits beyond termination of service or retirement other than coverage mandated by Law.

(b) Neither the Bear Group nor any ERISA Affiliate currently, or in the past six (6) years, has sponsored, maintained, or contributed to: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (ii) a “multiemployer plans” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plans” (within the meaning of Section 210(a) of ERISA).

(c) Copies of the following materials have been delivered or made available to the Buckeye Group: (i) complete and accurate summaries of each Bear Group Benefit Plan and (ii) any other documents, forms or other instruments relating to any Bear Group Benefit Plan reasonably requested by the Buckeye Group.

(d) Each Bear Group Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(e) With respect to each group health plan benefiting any current or former employee of the Bear Group or any of its ERISA Affiliates that is subject to Section 4980B of the Code, the Bear Group and each of its ERISA Affiliates has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, other than any non-compliance that could not reasonably be expected to result in material liability.

6.16 Taxes.

(a) Each member of the Bear Group has timely filed all material Tax Returns that each is required to file with respect to the Wholesale Purchased Assets or Bear U.S. All such Tax Returns were correct and complete in all material respects. All Taxes owed by each member of the Bear Group (shown on any filed Tax Return) have been paid.

(b) To Bear Group’s Knowledge, there are no audits or investigations of any member of the Bear Group by any Taxing Authority in progress, nor has any member of the Bear Group received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation in each case.

(c) No member of the Bear Group is currently a beneficiary of any extension of time within which to file any Tax Return.

(d) Other than Permitted Liens, there are no Liens on any of the Wholesale Purchased Assets or Bear U.S. that arose in connection with any failure (or alleged failure) to file any Tax Return or pay any Tax.

(e) Section 6.16(e) of the Bear Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by any member of the Bear Group with respect to the Wholesale Purchased Assets or Bear U.S. No member of the Bear Group has received notice of any claim by a Taxing Authority in a jurisdiction where such member does not file a Tax Return that it is or may be subject to taxation by any Taxing Authority not listed on Section 6.16(e) of the Bear Disclosure Schedule.

(f) Each member of the Bear Group has withheld or collected and paid or remitted all Taxes required to have been withheld or collected and paid or remitted in connection with amounts payable or owing to, or receivable from, any employee, independent contractor, creditor or other third party.

(g) No member of the Bear Group is liable for the Taxes of another Person (other than another member of Bear Group) pursuant to Treasury Regulation 1.1502-6 (or other similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(h) The transactions contemplated by this Agreement do not facilitate, and are not otherwise a part of a “Reportable Transaction” within the meaning of Treasury Regulation 1.6011-4(b)(1) or any comparable provision of state, local or foreign Law.

(i) Bear U.S. is in possession and control of all material records and documentation that it is required to hold, preserve and retain pursuant to any applicable Tax Law and of sufficient information to enable it to correctly compute its liability to Tax in so far as it relates to any event occurring on or three (3) years prior to the Closing Date.

(j) Within the two (2) year period ending on the Closing Date, Bear U.S. has not distributed stock of another Person, or has had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(k) Bear U.S. has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii).

(l) Bear U.S. is not a party to or bound by any Tax allocation or sharing agreement, other than, in each case, standard commercial agreements with third parties entered into in the ordinary course of business.

(m) Bear Canada will be registered, effective as of Closing, for goods and services tax purposes under Part IX of the Excise Tax Act (Canada).

(n) Bear Canada will be registered, effective as of Closing, for Quebec sales tax purposes pursuant to the Act respecting the Quebec sales tax.

(o) Bear U.S. is registered for goods and services tax purposes under Part IX of the Excise Tax Act (Canada) and its GST registration number is 13983 4030 RT0001

6.17 Suppliers and Customers.

(a) The Wholesale Business has not purchased, from any single supplier, goods or services for which the aggregate purchase price exceeds 5% of the total amount of goods and services purchased by the Wholesale Business during its most recent full fiscal year. Since March 28, 2009, there has not been (i) any material adverse change in the business relationship of the Wholesale Business with any supplier set forth on Section 6.17(a) of the Bear Disclosure Schedule or (ii) any change in any material term of any Wholesale Assigned Contract with any such supplier. To the Bear Group’s Knowledge, (other than EPI Printers, Inc.) no supplier set forth in Section 6.17(a) of the Bear Disclosure Schedule has given any member of the Bear Group or any of their respective Affiliates written notice that it intends to cease or substantially decrease the supply of or substantially increase the price of goods and services currently purchased by the Wholesale Business from it.

(b) No customer accounted for more than 5% of the total sales of the Wholesale Business during its most recent full fiscal year. Since March 28, 2009, there has not been (i) any material adverse change in the business relationship of the Wholesale Business with any such customer or (ii) any change in any material term of any Wholesale Assigned Contract with any such customer. To the Bear Group’s Knowledge, as of the date of this Agreement, no customer set forth in Section 6.17(b) of the Bear Disclosure Schedule has given any member of the Bear Group or any of their respective Affiliates notice that it intends to cease or substantially decrease its current purchases.

6.18 Inventory. Schedule 2.1(a) sets forth all of Inventory used, held for use or intended to be used primarily in connection with the Wholesale Business.

6.19 Litigation. There are no Actions pending or, to the Bear Group’s Knowledge, threatened against any member of the Bear Group or any of their respective Affiliates that, if adversely determined, would have or would be reasonably be expected to have a material adverse effect on the Wholesale Business or any member of the Bear Group.

6.20 Certain Practices. During the year prior to the date of this Agreement, no member of the Bear Group has made any material change to the method of collection of accounts receivable, including the timing, principles, practices and procedures with respect thereto. During the year prior to the date of this Agreement, no member of the

Bear Group has engaged in sales of Inventory outside of the ordinary course, including by extending incentives to customers to acquire “excess” Inventory.

6.21 Capitalization of Bear U.S.

(a) The authorized, issued and outstanding capital stock of Bear U.S. immediately following the Stock Conversion is set forth on Section 6.21(a) of the Bear Disclosure Schedule. All of the issued and outstanding capital stock of Bear U.S. is duly authorized and validly issued and fully paid and non-assessable. Immediately following the Stock Conversion, there will be no outstanding options, warrants, convertible debt or other rights of any kind to acquire any additional capital stock or other equity interests of Bear U.S. or securities convertible into or exchangeable for any such additional capital stock or other equity interests, or that otherwise confer on the holder thereof any right to acquire, any such additional capital stock or equity interests, nor is Bear U.S. committed to issue any such option, warrant, convertible debt, right or security. There are no Contracts to which Bear U.S. is a party with respect to the issuance, sale, transfer, registration or voting of any capital stock of Bear U.S. or that restrict the transfer of any such capital stock. There are no outstanding Contractual obligations of Bear U.S. to repurchase, redeem or otherwise acquire any capital stock, other equity interests or any other securities of Bear U.S.

(b) Immediately following the Stock Conversion and after the consummation of the transactions contemplated by this Agreement, Buckeye U.S. will own of record and beneficially 15% of the issued and outstanding Common Stock of Bear U.S., free and clear of all Liens. Immediately following the Stock Conversion, there will be no Contracts, other than the Shareholders’ Agreement, to which Bear U.S. is a party or subject with respect to the issuance, sale, transfer, registration or voting of any capital stock or other equity interests or that will restrict the transfer of any such capital stock or other equity interests. Immediately following the Stock Conversion, there will be no outstanding contractual obligations of Bear U.S. to repurchase, redeem or otherwise acquire any capital stock, other equity interests or any other securities of Bear U.S.

6.22 Timing of Closing. The Closing must take place by April 17, 2009 due to the financial circumstances of the Bear Group and the arrangement between the members of the Bear Group and Wells Fargo Bank with respect to the Credit Facility. Each member of the Bear Group represents and warrants that: (a) such member will operate its business and perform its obligations hereunder in accordance with all applicable Laws; (b) such member will use its own business plans, operating manuals, accounting practices and systems, personnel policies, sales training programs and promotional campaigns with respect to operational, marketing and advertising matters of such member’s business; (c) such member has had, within the seven (7) years before the date hereof, at least twenty-four (24) months’ experience being responsible for the financial and operational aspects of a business offering products or services substantially similar to the Retail Purchased Assets; (d) such member is not controlled by AG or any of its Affiliates; and (e) such member has knowledge and experience in financial and business matters, either alone or with professional advisers of such member who are unaffiliated with, and not directly or indirectly compensated by, AG or any of its Affiliates or selling agent of AG or any of its Affiliates, and is relying on such knowledge and experience to operate its business and perform its obligations hereunder.

6.23 No Other Representations or Warranties. Except for the representations and warranties of the Bear Group expressly set forth in this Agreement or any Ancillary Agreement, neither the Bear Group nor any other Person makes any other express or implied representation or warranty on behalf of the Bear Group with respect to the Wholesale Business, the Wholesale Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements. The representations and warranties made in this Agreement with respect to the Wholesale Business, the Wholesale Purchased Assets and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties the Bear Group might have given the Buckeye Group, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. The Buckeye Group acknowledges that all other warranties that the Bear Group or anyone purporting to represent the Bear Group gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Wholesale Business or the Wholesale Purchased Assets, are hereby expressly excluded.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF BUCKEYE GROUP

Each member of the Buckeye Group, jointly and severally, and AG (for the limited purposes of the representations and warranties set forth in Sections 7.16, 7.17, 7.18, 7.19, 7.20, 7.21 and 7.22) represents and warrants to each member of the Bear Group as of the date hereof that the statements contained in this Article VII are true and correct, except as set forth in (a) the disclosure schedule dated and delivered as of the date hereof by the Buckeye Group to the Bear Group (the “Buckeye Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buckeye Disclosure Schedule (it being understood that (i) any matter or item disclosed in the Buckeye Disclosure Schedule shall be deemed disclosed with respect to any section of this Article VII to which the matter or item relates to the extent the relevance to each such section is reasonably apparent on its face, and (ii) the disclosure of any matter or item in the Buckeye Disclosure Schedule shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any word or phrase of similar import) or (b) the Recent AG SEC Reports. The Buckeye Disclosure Schedule shall be arranged in paragraphs corresponding to each representation and warranty set forth in this Article VII.

7.1 Organization and Good Standing. Each member of the Buckeye Group is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own, lease and operate its properties and to carry on the Retail Business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except for those jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Purchased Assets, the Retail Business or any member of the Buckeye Group.

7.2 Authority and Enforceability.

(a) Each member of the Buckeye Group has the requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to receipt of the Buckeye Consents, to consummate the transactions contemplated hereby. The execution, performance and delivery by each member of the Buckeye Group of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each member of the Buckeye Group. Each member of the Buckeye Group has duly executed and delivered this Agreement, and received all necessary approvals of its stockholders and board of directors or other equity holders and governing body. This Agreement constitutes the valid and binding obligation of each member of the Buckeye Group, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, (ii) the availability of injunctive relief and other equitable remedies, and (iii) receipt of the Buckeye Consents.

(b) Each member of the Buckeye Group has the requisite power and authority to enter into each Ancillary Agreement to which it is, or is specified to be, a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution, performance and delivery by each member of the Buckeye Group of each Ancillary Agreement to which it is, or is specified to be, a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate, limited liability company or other action on the part of each member of the Buckeye Group. Each member of the Buckeye Group has duly executed and delivered each Ancillary Agreement to which it is, or is specified to be, a party. The Ancillary Agreements constitute the valid and binding obligation of each member of the Buckeye Group party thereto, enforceable against it in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, (ii) the availability of injunctive relief and other equitable remedies, and (iii) receipt of the Buckeye Consents.

7.3 No Conflicts; Consents.

(a) The execution and delivery of this Agreement by each member of the Buckeye Group and the execution and delivery of each Ancillary Agreement (other than the Sublease Agreements, each of which require receipt of Consents) to which each member of the Buckeye Group is, or is specified to be, a party, does not, and the performance by each member of the Buckeye Group of its obligations hereunder and thereunder and the consummation by each member of the Buckeye Group of the transactions contemplated hereby and thereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, (i) conflict with or violate the provisions of any of the Charter Documents of any member of the Buckeye Group, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which any member of the Buckeye Group is a party or (B) by which any member of the Buckeye Group or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to any member of the Buckeye Group, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon any of the assets owned or used by any member of the Buckeye Group, except for any such violations, defaults and events referred to in clause (ii) and for any such violations, conflicts, challenges, remedies, relief, revocations, modifications or Liens referred to in clauses (iii) and (iv) that would not in the aggregate be material to the Retail Business and the Retail Purchased Assets taken as a whole. Section 7.3(a) of the Buckeye Disclosure Schedule sets forth all Consents that are required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements under any Contract to which any member of the Buckeye Group is a party (collectively, “Buckeye Consents”) in order (i) in the case of Contracts that are not Retail Assigned Contracts, to preserve all material rights and benefits of the Buckeye Group thereunder and (ii) in the case of Contracts that are Retail Assigned Contracts, to sell, assign, transfer, convey and deliver to, Buckeye Group all material rights and benefits of the Buckeye Group thereunder without any material impairment or alteration whatsoever.

(b) No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person, is required by or with respect to any member of the Buckeye Group in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including such Authorizations, Buckeye Consents, registrations, declarations, filings and notices as may be required under the HSR Act, the Competition Act and the Other Antitrust Laws.

7.4 Competition Act and Investment Canada Act.

(a) Buckeye Canada, together with its Affiliates and any other affiliates, as determined in accordance with the Competition Act, does not have assets in Canada, or gross revenues from sales in, from or into Canada, that exceed CDN$300,000,000 in aggregate value as determined in accordance with the Notifiable Transactions Regulations promulgated under the Competition Act.

(b) Buckeye Group is a “WTO investor” within the meaning of the Investment Canada Act.

7.5 Compliance with Law. Each member of the Buckeye Group has conducted, and is conducting, the Retail Business in compliance in all material respects with all applicable Laws. No member of the Buckeye Group has received written notice regarding any violation of, conflict with, or failure to conduct the Retail Business in compliance with, any applicable Law. No member of the Buckeye Group has been notified in writing of a pending investigation or review by any Governmental Entity with respect to the Retail Business, nor has any Governmental Entity indicated in writing an intention to conduct the same, nor, to the Buckeye Group’s Knowledge, is the same threatened, except, in each case, for those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Business.

7.6 Buckeye Business Authorizations.

(a) Each member of the Buckeye Group owns, holds or lawfully uses in the operation of the Retail Business all Authorizations which are necessary for it to conduct the Retail Business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by such member of the Buckeye Group in the conduct of the Retail Business (the “Buckeye Business Authorizations”) free and clear of all Liens, except where the failure to own, hold or lawfully use any such Buckeye Business Authorizations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Business. Such Buckeye Business Authorizations are valid and in full force and effect.

(b) No member of the Buckeye Group has received written notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Buckeye Business Authorization. To the Buckeye Group’s Knowledge, no member of the Buckeye Group is in default with respect to any Buckeye Business Authorization.

(c) No Person other than a member of the Buckeye Group owns or has any proprietary, financial or other interest (direct or indirect) in any Buckeye Business Authorization.

7.7 Title to Personal Properties.

(a) Section 7.7(a) of the Buckeye Disclosure Schedule sets forth a complete and accurate list of all tangible personal properties (other than any such properties that are immaterial) that are Retail Purchased Assets as of the date of this Agreement (“Retail Personal Property”), specifying whether, and by which member of the Buckeye Group, such Retail Personal Property is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, the lease.

(b) A member of the Buckeye Group has good and valid title to all of the Retail Personal Property, free and clear of all Liens except for Permitted Liens.

(c) All leases under which Retail Personal Property is leased are in full force and effect and constitute valid and binding obligations of the relevant member of the Buckeye Group, and to the Buckeye Group’s Knowledge, are valid and binding obligations of the other party(ies) thereto, and no member of the Buckeye Group nor, to the Buckeye Group’s Knowledge, any other party thereto, is in breach of any of the terms of any such leases except where any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Business.

7.8 Sufficiency. The Retail Purchased Assets (together with the Buckeye Excluded Assets) comprise substantially all of the assets employed by the Buckeye Group or any of their respective Affiliates in connection with the Retail Business. The Retail Purchased Assets are, together with the agreements of the members of the Buckeye Group hereunder and under the Ancillary Agreements, sufficient for the conduct of the Retail Business immediately following the Closing in substantially the same manner as currently conducted. A member of the Buckeye Group has good and valid title to all of the Retail Purchased Assets that are owned by the Buckeye Group, free and clear of all Liens except for Permitted Liens, except where the failure to have good and valid title would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Business. A member of the Buckeye Group has a valid leasehold interest in all of the Retail Purchased Assets that are leased by the Buckeye Group, except where the failure to have a valid leasehold interest would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Retail Business.

7.9 Real Property.

(a) Schedule 3.1(a) contains a complete and accurate list of all real property leased, subleased or otherwise occupied by a member of Buckeye Group for the primary purpose of operating the Retail Business (the “Buckeye Leased Real Property”). Except as disclosed in Section 7.9(a) of the Buckeye Disclosure Schedule, the leases, subleases and other Contracts relating to the Buckeye Leased Real Property (the “Buckeye Real Property Leases”) have not been altered, modified or amended and are in full force and effect. There are no Contracts between the landlord and tenant, or sublandlord and subtenant, or other relevant parties, relating to the use and occupation of the Buckeye Leased Real Property, other than as contained in the Buckeye Real Property Leases. The Buckeye Group has the sole right to use, and is in sole possession and occupancy of, the Buckeye Leased Real Property.

(b) With respect to every Buckeye Real Property Lease, the relevant member of the Buckeye Group has peaceful, undisturbed and exclusive possession of the applicable Buckeye Leased Real Property.

(c) The Buckeye Leased Real Property and all present uses and operations of the Buckeye Real Property comply in all material respects with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Buckeye Real Property. The Buckeye Leased Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of its does not constitute a nonconforming use and is not the subject of a special use permit under any Law.

(d) No Person other than a member of the Buckeye Group is in possession of any of the Buckeye Leased Real Property or any portion thereof, and there are no Contracts granting to any Person other than the Buckeye Group the right of use or occupancy of the Buckeye Leased Real Property or any portion thereof.

7.10 Contracts.

(a) Each Retail Assigned Contract is valid and enforceable in all material respects in accordance with its terms. The member of the Buckeye Group party to such Retail Assigned Contract has complied in all material respects with and is in compliance in all material respects with, and to Buckeye Group’s Knowledge, all other parties thereto have complied with and are in compliance in all material respects with, the provisions of each Retail Assigned Contract.

(b) No member of the Buckeye Group is, and to the Buckeye Group’s Knowledge, no other party thereto is, in material default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Retail Assigned Contract, and no member of the Buckeye Group has given or received notice to or from any Person relating to any such alleged or potential default that has not been cured. No event has occurred which with or without the giving of notice or lapse of time, or both, may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Retail Assigned Contract.

(c) No Retail Assigned Contract (i) has or would reasonably be expected to have the effect of prohibiting or impairing the ability of (x) any member of the Buckeye Group or their respective Affiliates to engage in any business activity or compete with any Person or (y) any Person to compete with any member of the Buckeye Group or their respective Affiliates, (ii) contains a “most favored nation” provision, or (iii) restricts any member of the Buckeye Group or their respective Affiliates from selling any products or services to any class of customers, in any geographic area, during any period of time or in any segment of the market.

7.11 Labor and Employment Matters.

(a) Buckeye U.S. Labor and Employment Matters.

(i) The employment and services of all U.S. employees, contractors and consultants in connection with the U.S. Retail Business may be terminated at any time with or without cause and without any severance or other Liability to the members of the Buckeye Group.

(ii) No member of the Buckeye Group is a party or subject to any labor union or collective bargaining agreement in connection with the U.S. Retail Business. There have not been since January 1, 2008, and there are not pending or, to

Buckeye Group’s Knowledge, threatened, any labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the U.S. Retail Business. There is no unfair labor practice, charge or complaint pending, unresolved or, to Buckeye Group’s Knowledge, threatened before the National Labor Relations Board in connection with the U.S. Retail Business. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the U.S. Retail Business.

(iii) Each member of the Buckeye Group has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to anti-discrimination and equal employment opportunities in connection with the U.S. Retail Business. There are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, or termination of any employee or other person in connection with the U.S. Retail Business. Each member of the Buckeye Group has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, or termination of any person employed or providing services to the Buckeye Group in connection with the U.S. Retail Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(iv) Each member of the Buckeye Group has paid or properly accrued in the ordinary course of the Retail Business all wages and compensation due to persons employed by the Buckeye Group in connection with the U.S. Retail Business, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(v) No member of the Buckeye Group has since January 1, 2008 effectuated a “plant closing” (as defined in the WARN Act) or (ii) a “mass lay-off” (as defined in the WARN Act), in either case affecting any U.S. site of employment or facility of the Buckeye Group, except in accordance with the WARN Act. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any member of the Buckeye Group on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(vi) Each member of the Buckeye Group has complied and is in compliance in all material respects with the requirements of the Immigration Reform and Control Act of 1986 in connection with the U.S. Retail Business. All persons who are performing services for the Buckeye Group in connection with the U.S. Retail Business are legally authorized to work in the United States for a member of the Buckeye Group.

(b) Buckeye Canada Labor and Employment Matters.

(i) The employment of all employees of Buckeye Canada Related to the Canada Retail Business (the “Canada Retail Business Employees”) may be terminated at any time with cause or without cause on the giving of reasonable notice in accordance with applicable Law. Except for those Contracts listed in Section 7.11(b) of the Buckeye Disclosure Schedule, there are no Contracts with any Canada Retail Business Employees which are not terminable on the giving of reasonable notice in accordance with applicable Law, nor are there any Contracts with any Canada Retail Business Employees providing for cash, other compensation, benefits or contingent rights on Closing.

(ii) Buckeye Canada is not a party or subject to any labor union or collective bargaining rights or agreement in connection with the Canada Retail Business. There have not been since January 1, 2008, and there are not pending or, to Buckeye Canada’s Knowledge, threatened, any labor organizing activities, disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve Canada Retail Business Employees. There is no unfair labor practice, charge or complaint against Buckeye Canada pending, unresolved or, to Buckeye Canada’s Knowledge, threatened before any labor board or commission. No event has occurred or circumstance exist that may provide the basis of any work stoppage or other labor dispute in connection with the Canada Retail Business.

(iii) Buckeye Canada has complied in all material respects with each, and is not in violation in any material respect of any, Law relating to Canada Retail Business Employees, including human rights. There are, and have been, no material violations of any other Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, employment, promotion, or termination of any Canada Retail Business Employee or other Person in connection with the Canada Retail Business. Buckeye Canada has filed all reports, information and notices required under any Law respecting the hiring, hours, wages, occupational safety and health, workers’ compensation, employment, promotion, or termination of any Canada Retail Business Employee or other Person in connection with the Canada Retail Business, and will timely file prior to Closing all such reports, information and notices required by any Law to be given prior to Closing.

(iv) Buckeye Canada has paid or properly accrued in the ordinary course of the Canada Retail Business all wages and compensation due to Canada Retail Business Employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, overtime pay, bonuses, and workers’ compensation premiums.

(v) Buckeye Canada has not since January 1, 2008 effectuated (i) a “plant closing” or (ii) a “mass lay-off” as defined in applicable Law, in either case affecting any site of employment or facility of Buckeye Canada, except in accordance with applicable Law. The consummation of the transactions contemplated by this Agreement will not create liability for any act by any member of Buckeye Canada on or prior to the Closing under any Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

(vi) All Canada Retail Employees who are performing services for the Buckeye Group in Canada are legally able to work in Canada.

7.12 Employee Benefit Plans.

(a) Section 7.12(a) of the Buckeye Disclosure Schedule sets forth a complete list of all Buckeye Group Benefit Plans and denotes each Buckeye Group Benefit Plan that is (i) a “registered pension plan” (within the meaning of Subsection 248(1) of the Income Tax Act (Canada)), and (ii) a “welfare plan” (as defined in Section 3(1) of ERISA) or other Buckeye Group Benefit Plan that provides non-pension benefits beyond termination of service or retirement other than coverage mandated by Law.

(b) Neither the Buckeye Group nor any ERISA Affiliate currently, or in the past six (6) years, has sponsored, maintained, or contributed to: (i) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is subject to Title IV of ERISA or to the minimum funding requirements of Section 412 of the Code or Part 3 of Subtitle B of Title I of ERISA, (ii) a “multiemployer plans” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plans” (within the meaning of Section 210(a) of ERISA). The Buckeye Group is not subject to any liability with respect to the plans listed in the Buckeye Disclosure Schedule with respect to this Section 7.12(b) that would reasonably be expected to result in liability to the Bear Group.

(c) Copies of the following materials have been delivered or made available to the Bear Group: (i) complete and accurate summaries of each Buckeye Group Benefit Plan and (ii) any other documents, forms or other instruments relating to any Buckeye Group Benefit Plan reasonably requested by the Bear Group.

(d) Each Buckeye Group Benefit Plan has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.

(e) With respect to each group health plan benefiting any current or former employee of the Buckeye Group or any of its ERISA Affiliates that is subject to Section 4980B of the Code, the Buckeye Group and each of its ERISA Affiliates has complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, other than any non-compliance that could not reasonably be expected to result in material liability.

7.13 Taxes.

(a) Buckeye U.S. has timely filed all material Tax Returns that it is required to file with respect to the Retail Purchased Assets. All such Tax Returns were correct and complete in all material respects. All Taxes owed by Buckeye U.S. have been paid.

(b) To the Buckeye Group’s Knowledge, there are no audits or investigations of Buckeye U.S. or Buckeye Canada by any Taxing Authority in progress, nor has it received any notice from any Taxing Authority that it intends to conduct such an audit or investigation in each case, with respect to the Retail Purchased Assets.

(c) Other than Permitted Liens, there are no Liens on any of the Retail Purchased Assets that arose in connection with any failure (or alleged failure) to file any Tax Return or pay any Tax.

(d) Section 7.13(d) of the Buckeye Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which any member of the Buckeye Group files Tax Returns with respect to the Retail Purchased Assets. Neither Buckeye U.S. nor Buckeye Canada have received notice of any claim by a Taxing Authority in a jurisdiction where it does not file a Tax Return that it is or may be subject to taxation by any Taxing Authority not listed in Section 7.13(d) of the Buckeye Disclosure Schedule with respect to the Retail Purchased Assets.

(e) Buckeye U.S. is not a party to or bound by any Tax allocation or sharing agreement with respect to the Retail Purchased Assets, other than, in each case, standard commercial agreements with third parties entered into in the ordinary course of business.

(f) Buckeye Canada is not a non-resident of Canada for purposes of Section 116 of the Income Tax Act (Canada).

(g) Buckeye Canada is registered for goods and services tax purposes under Part IX of the Excise Tax Act (Canada) and its GST registration number is 10081 7477 RT 0001.

(h) Buckeye Canada is registered for Quebec sales tax purposes pursuant to the Act respecting the Quebec sales tax and its QST registration number is 1003244365 TQ 0002.

(i) Buckeye Canada is registered for Ontario sales tax purposes and its Ontario vendor permit number is 5632 6106.

7.14 Inventory. Schedule 3.1(b) sets forth all of Inventory used, held for use or intended to be used primarily in connection with the Retail Business.

7.15 Litigation. There are no Actions pending or, to the Buckeye Group’s Knowledge, threatened against any member of the Buckeye Group or their respective Affiliates that, if adversely determined, would have or would be reasonably be expected to have a material adverse effect on the Retail Business.

7.16 Purchase Entirely for Own Account; Investment. AG hereby confirms, that the Bear U.S. Shares to be acquired by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that AG has no present intention of selling, granting any participation in, or otherwise distributing the same. AG further represents that it does not presently have any Contract with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Bear U.S. Shares.

7.17 Restricted Securities. AG understands that the Bear U.S. Shares have not been, and will not be, registered under the Securities Act of 1933 (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of AG’s representations as expressed herein. AG understands that the Bear U.S. Shares are “restricted securities” under applicable U.S. federal and state securities Laws and that, pursuant to these Laws, AG must hold the Bear U.S. Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. AG acknowledges that the Bear Group has no obligation to register or qualify the Bear U.S. Shares for resale except as set forth in the Shareholders’ Agreement. AG further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including the time and manner of sale, the holding period for the Bear U.S. Shares, and on requirements relating to Bear U.S. which are outside of AG’s control, and which Bear U.S. is under no obligation and may not be able to satisfy.

7.18 No Public Market. AG understands that no public market now exists for the Bear U.S. Shares, and that Bear U.S. has made no assurances that a public market will ever exist for the Bear U.S. Shares.

7.19 Legends. AG understands that the Bear U.S. Shares and any securities issued in respect of or exchange for the Bear U.S. Shares, may bear one or all of the following legends:

(a) “THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

(b) Any legend set forth in, or required by, the Ancillary Agreements.

(c) Any legend required by the securities laws of any state to the extent such laws are applicable to the Bear U.S. Shares represented by the certificate so legended.

7.20 Accredited Investor. AG is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

7.21 No General Solicitation. Neither AG, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement, in each case in connection with the offer and sale of the Bear U.S. Shares.

7.22 Residence. The office or offices of AG which is its principal place of business is identified in the address set forth in Section 11.2 of this Agreement.

7.23 No Other Representations or Warranties. Except for the representations and warranties of the Buckeye Group and AG expressly set forth in this Agreement or any Ancillary Agreement, neither the Buckeye Group nor AG, nor any other Person, makes any other express or implied representation or warranty on behalf of the Buckeye Group or AG with respect to the Retail Business, the Retail Purchased Assets or the transactions contemplated by this Agreement and the Ancillary Agreements. The representations and warranties made in this Agreement with respect to the Retail Business, the Retail Purchased Assets and the transactions contemplated by this Agreement and the Ancillary Agreements are in lieu of all other representations and warranties the Buckeye Group or AG might have given the Bear Group, including implied warranties of merchantability and implied warranties of fitness for a particular purpose. The Bear Group acknowledges that all other warranties that the Buckeye Group or AG or anyone purporting to represent the Buckeye Group or AG gave or might have given, or which might be provided or implied by applicable Law or commercial practice, with respect to the Retail Business or the Retail Purchased Assets, are hereby expressly excluded.

ARTICLE VIII

COVENANTS OF BEAR GROUP

8.1 Consideration. The Bear Group will use the Wholesale Cash Consideration as provided in Section 8.1 of the Bear Disclosure Schedule.

8.2 Agreement Not To Compete.

(a) Each member of the Bear Group understands that the Buckeye Group and their respective Affiliates shall be entitled to protect and preserve the going concern value of the Wholesale Business to the extent permitted by Law and that no member of the Buckeye Group would have entered into this Agreement absent the provisions of this Section 8.2 and, therefore, for a period of three (3) years from the Closing, each member of the Bear Group shall not, and shall cause each of their respective Affiliates not to, directly or indirectly:

(i) engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the Wholesale Business, including (A) selling or distributing stationary, greeting cards, other paper products and gift items through third parties, (B) soliciting any customer or prospective customer of the Wholesale Business to purchase any goods or services sold by the Wholesale Business from anyone other than a member of the Buckeye Group and their respective Affiliates, and (C) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) or (B) above; and

(ii) (A) solicit, recruit or hire any employees of the Wholesale Business, (B) solicit or encourage any employee of the Wholesale Business to leave the employment of the Business, and (C) disclose or furnish to anyone any Confidential Information relating to the Wholesale Business or otherwise use such Confidential Information for its own benefit or the benefit of any other Person.

(b) Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any remedy at Law would be inadequate in the case of any breach of the covenants contained in Section 8.2(a). The Buckeye Group shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

8.3 Bear Group Franchisees. The Bear Group agrees that it shall not, and shall cause each of its Subsidiaries not to, take any action, or otherwise cause Papyrus Franchise Corp. to take any action, with or in respect of its franchisees, that would have or result in or would reasonably be expected to have or result in any liability (contingent or otherwise) to any member of the Buckeye Group, AG, or any of their respective Affiliates.

ARTICLE IX

EMPLOYEE MATTERS

9.1A Canadian Retail Business Employees.

(a) Offer to Hire Canada Retail Business Employees. Effective as of April 19, 2009 (the “Retail Hire Date”), Bear Canada shall offer to employ each Canada Retail Business Employee who is listed in Section 9.1A(a) of the Buckeye Disclosure Schedule and who was an Active Canada Retail Business Employee on the Closing Date. An “Active Canada Retail Business Employee” shall mean a Canada Retail Business Employee who (A) is actively at work on the Closing Date or (B) is not actively at work on the Closing Date due to vacation, holiday, illness or injury (other than an employee receiving workers’ compensation benefits or benefits under Buckeye Canada’s short- or long-term disability plans or who is on a pregnancy, parental or other approved extended leave of absence), jury duty, or bereavement leave in accordance with applicable policies of Buckeye Canada. With respect to a Canada Retail Business Employee who is not actively at work on the Closing Date and is receiving workers’ compensation benefits or short-term disability benefits, long-term disability benefits or who is on a pregnancy, parental or other approved extended leave of absence on the Closing Date (“Inactive Canada Retail Business Employees”), Bear Canada shall make an offer of employment to such Inactive Canada Retail Business Employee that is conditional upon the Inactive Canada Retail Business Employee being capable of returning to work and the date on which such Inactive Canada Retail Business Employee returns to work shall be the effective date of his or her employment. Until such Inactive Canada Retail Business Employee accepts Bear Canada’s offer of employment and reports to work (the date that such Inactive Canada Retail Business Employee reports to work being the “Retail Deferred Hire Date”), he or she shall remain in Buckeye Canada’s employ and continue to participate in Buckeye Canada’s benefit plans. For purposes of this Agreement, Canada Retail Business Employees who accept Bear Canada’s employment offer provided under this Section 9.1A(a) shall at such time of acceptance be referred to herein, collectively, as the “Transferred Canada Active Retail Business Employees”, and Inactive Canada Retail Business Employees who accept Bear Canada’s employment offer provided under this Section 9.1A(a) shall at such time of acceptance be referred to herein, collectively, as the “Transferred Canada Inactive Retail Business Employees”. The Transferred Canada Active Retail Business Employees and the Transferred Canada Inactive Retail Business Employees shall be referred to collectively hereinafter as the “Transferred Canada Retail Business Employees”. Bear Canada shall make the employment offers described under this Section 9.1A(a) on terms and conditions (including position, title, location, rate of pay, and level of benefits) that are substantially comparable in the aggregate to the terms applicable to the Canada Retail Business Employees immediately prior to the Closing except that Bear Canada shall not be required to offer participation in: (i) a pension plan providing defined benefits to any Canada Retail Business Employee; or (ii) an equity participation or stock option plan to any Canada Retail Business Employee. Bear Canada shall recognize each Transferred Canada Retail Business Employee’s prior service as such service is recognized by Buckeye Canada as of the Closing Date for all purposes, including, without limitation, benefits, vacation and other service entitlements and for the purposes of determining any Retail Severance Costs (as defined in Section 9.1A(g) below) upon the termination of employment of any Transferred Canada Retail Business Employee by Bear Canada after the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(b) Benefit Plans.

(i) Effective as of the Retail Hire Date, Bear Canada shall establish or designate non-pension group benefit plans (the “Bear Canada Retail Non-Pension Benefit Plans”) to provide non-pension benefits for the Transferred Canadian Employees after the Closing Date. Effective as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, each Transferred Canada Retail Business Employee who participated in the non-pension group benefit plans maintained by Buckeye Canada (the “Buckeye Canada Retail Non-Pension Benefit Plans”) shall cease to participate in and be covered under the Buckeye Canada Retail Non-Pension Benefit Plans and shall commence immediate participation in and coverage under the Bear Canada Retail Non-Pension Benefit Plans without interruption, notwithstanding any pre-existing condition exclusions or waiting period (other than an unexpired waiting period under the Buckeye Canada Retail Non-Pension Benefit Plans). Each Transferred Canada Retail Business Employee who is not a participant in the Buckeye Canada Retail Non-Pension Benefit Plans as at the Retail Hire Date shall become a participant in and accrue benefits under the Bear Canada Retail Non-Pension Benefit Plans as and from the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, in accordance with, and subject to, the membership, eligibility, and coverage requirements thereof. Buckeye Canada shall retain responsibility under the Buckeye Canada Retail Non-Pension Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by (i) a Transferred Canada Active Retail Business Employee (and their eligible spouses, beneficiaries and dependents) on or before the Retail Hire Date and (ii) a

Transferred Canadian Inactive Retail Business Employee (and their eligible spouses, beneficiaries and dependents) on or before the Retail Deferred Hire Date (collectively, the “Retail Non-Pension Benefit Claims”). For greater certainty, a Retail Non-Pension Benefit Claim is incurred: (i) with respect to death or dismemberment claims, on the day the event occurred; (ii) with respect to health claims, on the day the services are provided or supplies are purchased; and (iii) with respect to short term and/or long term disability claims, on the day that disability is claimed.

(ii) Pension Plan

(A) Effective as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, Transferred Canada Business Employees who participate in the Buckeye Canada pension plan (the “Buckeye Canada Pension Plan”) shall cease to actively participate in and accrue benefits under the Buckeye Canada Pension Plan.

(B) Effective as of the Retail Hire Date, Bear Canada shall establish and register, with the appropriate federal and provincial regulatory authorities, at its own expense, a pension plan to replace the Buckeye Canada Pension Plan in respect of the Transferred Canada Retail Business Employees. The new pension plan established by Bear Canada for the Transferred Canada Retail Business Employees shall be referred to as the “Bear Canada Pension Plan”.

(C) Effective as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, the Bear Canada Pension Plan shall provide benefits to the Transferred Canada Retail Business Employees on a defined contribution basis. Each Transferred Canada Retail Business Employee shall be entitled to credit in the Buckeye Canada Pension Plan for the period of employment with Buckeye Canada up to the Retail Hire Date or Retail Deferred Hire Date, as the case may be, for the purposes of determining eligibility for membership, vesting and eligibility for pension benefits under the Bear Canada Pension Plan.

(D) Bear Canada shall maintain the Bear Canada Pension Plan for a minimum of three years following the Retail Hire Date.

(iii) Defined Contribution Asset Transfer

(A) As soon as practicable after the Retail Hire Date, Buckeye Canada shall cause the funding agent for the Buckeye Canada Pension Plan to calculate the account balance in respect of each Transferred Canada Retail Business Employee under the defined contribution component of the Buckeye Canada Pension Plan as of the Retail Hire Date (each such account balance to be referred to as a “DC Account Balance” and the aggregate of such account balances to be referred to as the “DC Account Balances”) and shall provide Bear Canada with a copy of such calculation. In the event that there is an error in the calculation of one or more of the DC Account Balances, Buckeye Canada shall take reasonable steps to correct such error.

(B) Buckeye Canada, with the co-operation of Bear Canada, shall seek any required approvals of the regulatory authorities to a transfer from the Buckeye Canada Pension Plan to the Bear Canada Pension Plan of assets equal to the DC Account Balances adjusted to the DC Transfer Date in accordance with Section 9.1A(b)(iii)(C) below. Forthwith upon receipt of any required regulatory approvals, Buckeye Canada shall cause the funding agent of the Buckeye Canada Pension Plan to transfer to the funding agent of the Bear Canada Pension Plan assets equal to the DC Account Balances, adjusted in accordance with Section 9.1A(b)(iii)(C) below from the Retail Hire Date to the date such transfer is effected (the “DC Transfer Date”). Written confirmation of any and all such regulatory approvals shall be forwarded by each party to the other promptly upon receipt. For greater certainty, the DC Account Balance of an Inactive Canada Retail Business Employee will not be transferred prior to the Inactive Canada Retail Business Employee’s Retail Deferred Hire Date.

(C) From the Retail Hire Date to the DC Transfer Date in respect of a Transferred Canada Retail Business Employee’s DC Account Balance, Buckeye Canada, on behalf of and for the account of the Bear Canada Pension Plan and to the extent such expenses are reasonable and consistent with the terms of the Buckeye Canada Pension Plan, shall cause the funding agent of the Buckeye Canada Pension Plan to accept and record as required, all disbursements (including periodic or lump sum benefit payments and pro rata trustee or other funding agent expenses) relating to such Transferred Canada Retail Business Employees. The amount of such disbursements (other than administration expenses of the type paid directly by Buckeye Canada immediately prior to the Retail Hire Date or Retail Deferred Hire Date, as the case may be, in which case such expenses are to be borne by Bear Canada), shall be added to or deducted from, as the case may be, the DC Account Balance. During the period from the Retail Hire Date until the DC Transfer Date, the DC Account Balances shall continue to be invested on behalf of and for the account of the Bear Canada Pension Plan pursuant to the investment arrangements in effect under the Buckeye Canada Pension Plan immediately prior to the Retail Hire Date, subject to such directions from the Transferred Canada Retail Business Employees as are permitted under the terms of the Buckeye Canada Pension Plan, and the DC Account Balances shall be adjusted to take into account the actual investment earnings under such investment arrangements.

(c) Vacation.

(i) Buckeye Canada shall pay to each Transferred Canada Retail Business Employee an amount equal to such Transferred Canada Retail Business Employee’s vacation, paid time off, and holiday pay earned but not received in respect of any period prior to the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(ii) Effective as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, Bear Canada shall be responsible for and discharge all vacation liabilities in respect of each Transferred Canada Retail Business Employee after the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(d) Bonus and Awards.

(i) Buckeye Canada shall pay to each Transferred Canada Retail Business Employee the accrued but unpaid portion of any bonus or incentive pay amount such Transferred Canada Retail Business Employee accrued through the Retail Hire Date or the Retail Deferred Hire Date, as the case may be. Buckeye Canada shall satisfy all obligations in connection with any retention bonus or change in control payment it has with any Transferred Canada Retail Business Employee.

(ii) Effective as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, each Transferred Canada Retail Business Employee who was eligible to participate in Buckeye Canada’s bonus plan immediately prior to the Closing shall be eligible to participate in a bonus plan to be established by Bear Canada.

(e) Workers’ Compensation.

(i) Buckeye Canada shall retain the obligation and liability for any and all workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Transferred Canada Retail Business Employee which arose prior to the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, or were filed prior to the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(ii) Bear Canada shall be responsible for any obligation and liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Transferred Canada Retail Business Employee which arises or is filed on or after the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(f) Other Employment Liabilities. Buckeye Canada shall be solely responsible for all amounts accrued or owing to the Transferred Canada Retail Business Employees and all other Claims or Liabilities relating to the Transferred Canada Retail Business Employees in respect of all periods prior to the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, regardless of whether such amounts would otherwise be payable as of the Retail Hire Date or the Retail Deferred Hire Date, as the case may be.

(g) Termination Liabilities.

(i) For the purposes of this Section 9.1A, “Retail Severance Costs” means the costs incurred by Buckeye Canada or Bear Canada, as applicable, in providing a Canada Retail Business Employee or Transferred Canada Retail Business Employee, as the case may be, with all of his or her legal entitlements upon termination of employment including, without limitation, accrued and outstanding wages, vacation pay and other compensation through the last date of the employee’s employment; statutory notice or pay in lieu of such notice and severance pay under applicable provincial employment standards legislation; reasonable notice or pay in lieu of such notice under the common law; reasonable notice or pay in lieu of such notice under any applicable contract or agreement; benefit continuation or compensation in lieu of benefit continuation through the applicable statutory or common law notice period; and any other costs incurred in good faith, acting reasonably, to secure a settlement of any and all claims that a Canada Retail Business Employee or Transferred Canada Retail Business Employee, as the case may be, might have arising out of the termination of his or her employment.

(ii) With respect to any Canada Retail Business Employee who (A) declines or otherwise fails to accept an offer of employment made by Bear Canada that is compliant with Section 9.1A(a) above, or (B) is not listed in Section 9.1A(a) of the Buckeye Disclosure Schedule, Buckeye Canada shall be responsible and liable in respect of any and all Retail Severance Costs in respect of the dismissal of such Canada Retail Business Employee.

(iii) With respect to any Canada Retail Business Employee who becomes a Transferred Canada Retail Business Employee and whose employment is terminated by Bear Canada on or after the Retail Hire Date or the Retail Deferred Hire Date, as the case may be, Bear Canada shall be solely responsible and liable in respect of any and all Retail Severance Costs in respect of the dismissal of such Transferred Canada Retail Business Employee.

(h) Cooperation. Buckeye Canada and Bear Canada agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

(i) No Employment Rights or Third Party Beneficiaries. No provision of this Section 9.1A shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Bear Group, the Buckeye Group or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Bear Group Benefit Plan, Buckeye Group Benefit Plan or to any other employee benefit plan sponsored or maintained by the Bear Group, the Buckeye Group or their Affiliates.

9.1B Canada Wholesale Business Employees.

(a) Offer to Hire Canada Wholesale Business Employees. Effective as of April 19, 2009 (the “Wholesale Hire Date”), Buckeye Canada shall offer to employ each Canada Wholesale Business Employee who is listed in Section 9.1B(a) of the Bear Canada Disclosure Schedule and was an Active Canada Wholesale Business Employee on the Closing Date. An “Active Canada Wholesale Business Employee” shall mean a Canada Wholesale Business Employee who (A) is actively at work on the Closing Date or (B) is not actively at work on the Closing Date due to vacation, holiday, illness or injury (other than an employee receiving workers’ compensation benefits or benefits under Bear Canada’s short- or long-term disability plans or who is on a pregnancy, parental or other approved extended leave of absence), jury duty, or bereavement leave in accordance with applicable policies of Bear Canada. With respect to a Canada Wholesale Business Employee who is not actively at work on the Closing Date and is receiving workers’ compensation benefits or short-term disability benefits, long-term disability benefits or who is on a pregnancy, parental or other approved extended leave of absence on the Closing Date (“Inactive Canada Wholesale Business Employees”), Buckeye Canada shall make an offer of employment to such Inactive Canada Wholesale Business Employee that is conditional upon the Inactive Canada Wholesale Business Employee being capable of returning to work and the date on which such Inactive Canada Wholesale Business Employee returns to work shall be the effective date of his or her employment. Until such Inactive Canada Wholesale Business Employee accepts Buckeye Canada’s offer of employment and reports to work (the date that such Inactive Canada Wholesale Business Employee reports to work being the “Wholesale Deferred Hire Date”), he or she shall remain in Bear Canada’s employ and continue to participate in Bear Canada’s benefit plans. For purposes of this Agreement, Canada Wholesale Business Employees who accept Buckeye Canada’s employment offer provided under this Section 9.1B(a) shall at such time of acceptance be referred to herein, collectively, as the “Transferred Canada Active Wholesale Business Employees”, and Inactive Canada Wholesale Business Employees who accept Buckeye Canada’s employment offer provided under this Section 9.1B(a) shall at such time of acceptance be referred to herein, collectively, as the “Transferred Canada Inactive Wholesale Business Employees”. The Transferred Canada Wholesale Business Employees and the Transferred Canada Inactive Wholesale Business Employees shall be referred to collectively hereinafter as the “Transferred Canada Wholesale Business Employees”. Buckeye Canada shall make the employment offers described under this Section 9.1B(a) on terms and conditions (including position, title, location, rate of pay, and level of benefits) that are substantially comparable in the aggregate to the terms applicable to the Canada Wholesale Business Employees immediately prior to the Closing. Buckeye Canada shall recognize each Transferred Canada Wholesale Business Employee’s prior service as such service is recognized by Bear Canada as of the Closing Date for all purposes, including, without limitation, benefits, vacation and other service entitlements and for the purposes of determining any Wholesale Severance Costs (as defined in Section 9.1B(g) below) upon the termination of employment of any Transferred Canada Wholesale Business Employee by Buckeye Canada after the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(b) Benefit Plans.

(i) Effective as of the Wholesale Hire Date, Buckeye Canada shall establish or designate non-pension group benefit plans (the “Buckeye Canada Wholesale Non-Pension Benefit Plans”) to provide non-pension benefits for the Transferred Canada Wholesale Business Employees after the Closing Date. Effective as of the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, each Transferred Canada Wholesale Business Employee who participated in the non-pension group benefit plans maintained by Bear Canada (the “Bear Canada Wholesale Non-Pension Benefit Plans”) shall cease to participate in and be covered under the Bear Canada Wholesale Non-Pension Benefit Plans and shall commence immediate participation in and coverage under the Buckeye Canada Wholesale Non-Pension Benefit Plans without interruption, notwithstanding any pre-existing condition exclusions or waiting period (other than an unexpired waiting period under the Bear Canada Wholesale Non-Pension Benefit Plans). Each Transferred Canada Wholesale Business Employees who is not a participant in the Bear Canada Wholesale Non-Pension Benefit Plans as at the Closing Date shall become a participant in and accrue benefits under the Buckeye Canada Wholesale Non-Pension Benefit Plans as and from the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, in accordance with, and subject to, the membership, eligibility, and coverage requirements thereof. Bear Canada shall retain responsibility under the Bear Canada Wholesale Non-Pension Benefit Plans for all amounts payable by reason of or in connection with any and all claims incurred by (i) a Transferred Canada Active Wholesale Business Employee (and their eligible spouses, beneficiaries and dependents) on or before the Wholesale Hire Date and (ii) Transferred Canada Inactive Wholesale Business Employee (and their eligible spouses, beneficiaries and dependents) on or before the Wholesale Deferred Hire Date (collectively, the “Wholesale Non-Pension Benefit Claims”). For greater certainty, a Wholesale Non-Pension Benefit Claim is incurred: (i) with respect to death or dismemberment claims, on the day the event occurred; (ii) with respect to health claims, on the day the services are provided or supplies are purchased; and (iii) with respect to short term and/or long term disability claims, on the day that disability is claimed.

(c) Vacation.

(i) Bear Canada shall pay to each Transferred Canada Wholesale Business Employee an amount equal to such Transferred Canada Wholesale Business Employee’s vacation, paid time off, and holiday pay earned but not received in respect of any period prior to the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(ii) Effective as of the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, Buckeye Canada shall be responsible for and discharge all vacation liabilities in respect of each Transferred Canada Wholesale Business Employee after the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(d) Bonus and Awards.

(i) Bear Canada shall pay to each Transferred Canada Wholesale Business Employee the accrued but unpaid portion of any bonus or incentive pay amount such Transferred Canada Wholesale Business Employee accrued through the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be. Bear Canada shall satisfy all obligations in connection with any retention bonus or change in control payment it has with any Transferred Canada Wholesale Business Employee.

(ii) Effective as of the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, Buckeye Canada shall be responsible for and discharge all bonus or incentive liabilities in respect of each Transferred Canada

Wholesale Business Employee after the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(e) Workers’ Compensation.

(i) Bear Canada shall retain the obligation and liability for any and all workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Transferred Canada Wholesale Business Employee which arose prior to the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, or were filed prior to the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(ii) Buckeye Canada shall be responsible for any obligation and liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each Transferred Canada Wholesale Business Employee which arises or is filed on or after the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(f) Other Employment Liabilities. Bear Canada shall be solely responsible for all amounts accrued or owing to the Transferred Canada Wholesale Business Employees and all other Claims or Liabilities relating to the Transferred Canada Wholesale Business Employees in respect of all periods prior to the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, regardless of whether such amounts would otherwise be payable as of the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be.

(g) Termination Liabilities.

(i) For the purposes of this Section 9.1B, “Wholesale Severance Costs” means the costs incurred by Bear Canada or Buckeye Canada, as applicable, in providing a Canada Wholesale Business Employee or Transferred Canada Wholesale Business Employee, as the case may be, with all of his or her legal entitlements upon termination of employment including, without limitation, accrued and outstanding wages, vacation pay and other compensation through the last date of the employee’s employment; statutory notice or pay in lieu of such notice and severance pay under applicable provincial employment standards legislation; reasonable notice or pay in lieu of such notice under the common law; reasonable notice or pay in lieu of such notice under any applicable contract or agreement; benefit continuation or compensation in lieu of benefit continuation through the applicable statutory or common law notice period; and any other costs incurred in good faith, acting reasonably, to secure a settlement of any and all claims that a Canada Wholesale Business Employee or Transferred Canada Wholesale Business Employee, as the case may be, might have arising out of the termination of his or her employment.

(ii) With respect to any Canada Wholesale Business Employee who declines or otherwise fails to accept an offer of employment made by Bear Canada that is compliant with Section 9.1B(a) above, Bear Canada shall be responsible and liable in respect of any and all Wholesale Severance Costs in respect of the dismissal of such Canada Wholesale Business Employee.

(iii) With respect to any Canada Wholesale Business Employee who becomes a Transferred Canada Wholesale Business Employee and whose employment is terminated by Buckeye Canada on or after the Wholesale Hire Date or the Wholesale Deferred Hire Date, as the case may be, Buckeye Canada shall be solely responsible and liable in respect of any and all Wholesale Severance Costs in respect of the dismissal of such Transferred Canada Wholesale Business Employee.

(h) Cooperation. Buckeye Canada and Bear Canada agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

(i) No Employment Rights or Third Party Beneficiaries. No provision of this Section 9.1B shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Bear Group, the Buckeye Group or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Bear Group Benefit Plan, Buckeye Group Benefit Plan or to any other employee benefit plan sponsored or maintained by the Bear Group, the Buckeye Group or their Affiliates.

9.2 U.S. Employees.

(a) Offer to Hire U.S. Retail Employees. On (or as soon as reasonably practicable after) the Closing Date, Bear U.S. shall offer to employ each Retail Business Employee in the United States (a “U.S. Retail Employee”) who is listed on Schedule 9.2(a) and who is an Active Retail Employee on the Closing Date; provided that the employment by Bear U.S. of any such U.S. Retail Employee shall become effective as of April 19, 2009. An “Active Retail Employee” shall mean a U.S. Retail Employee who (A) is actively at work on the Closing Date (it being understood that any individual who is listed on Schedule 9.2(a), is not described in clause (B) of this sentence and is not an Inactive Retail Employee shall be considered to be actively at work on the Closing Date) or (B) is not actively at work on the Closing Date due to vacation, holiday, illness or injury (other than an employee who is receiving or entitled to workers compensation benefits or benefits under Buckeye U.S.’s short- or long-term disability plans due to an illness or injury that was incurred, as defined in Section 9.2(c), prior to Closing), jury duty, or bereavement leave in accordance with applicable policies of Buckeye U.S. With respect to a U.S. Retail Employee who is not actively at work on the Closing Date and is receiving or is entitled to workers compensation benefits or short-term disability benefits or long-term disability benefits on the Closing Date (“Inactive Retail Employees”), Bear U.S. shall make an offer of employment to such Inactive Retail Employee if, after the Closing Date but within the one-year period beginning on the earlier of (i) the Closing, or (ii) the commencement of his or her workers compensation or short-term disability benefits from Buckeye U.S., such Inactive Retail Employee presents to Bear U.S. a release from the Inactive Retail Employee’s physician that provides the Inactive Retail Employee is released to restart active employment and is able to perform the essential functions of the job available with Bear U.S. For purposes of this Agreement, U.S. Retail Employees who, on April 19, 2009, are employed by Bear U.S. shall at such time of employment be referred to herein, collectively, as the “U.S. Transferred Retail Employees,” and Inactive Retail Employees who accept Bear U.S.’s employment offer provided under this Section 9.2(a) shall at the time of such employment with Bear U.S. be referred to herein as the “Transferred Inactive Retail Employees.” Bear U.S. shall make the employment offers described under this Section 9.2(a) on the same terms and conditions applicable to any new hire of Bear U.S. in the U.S., except that (x) such offers shall be for the same position and regular wage rate applicable to each U.S. Retail Employee immediately prior to the Closing, (y) shall be consistent with the other provisions of this Section 9.2 and (z) shall, in the case of store managers, include a bonus program. Notwithstanding the foregoing, nothing in this Agreement obligates Bear U.S. to employ any such U.S. Transferred Retail Employee or Transferred Inactive Retail Employee for any period of time, and Bear U.S. shall be liable for any severance, termination or similar liabilities arising after the Closing Date as a result of Bear U.S.’s actual employment, and termination of the employment, of any such U.S. Transferred Retail Employee or Transferred Inactive Retail Employee.

(b) Offer to Hire U.S. Wholesale Employees. On (or as soon as reasonably practicable after) the Closing Date, Buckeye U.S. shall offer to employ each employee in the United States Related to the Wholesale Business (a “U.S. Wholesale Employee”) who is listed on Schedule 9.2(b) and who is an Active Wholesale Employee on the Closing Date; provided that the employment by Buckeye U.S. of any such U.S. Wholesale Employee shall become effective as of April 19, 2009. An “Active Wholesale Employee” shall mean a U.S. Wholesale Employee who (A) is actively at work on the Closing Date (it being understood that any individual who is listed on Schedule 9.2(b), is not described in clause (B) of this sentence and is not an Inactive Wholesale Employee shall be considered to be actively at work on the Closing Date) or (B) is not actively at work on the Closing Date due to vacation, holiday, illness or injury (other than an employee who is receiving or entitled to workers compensation benefits or benefits under Bear U.S.’s long-term disability plans due to an illness or injury that was incurred, as defined in Section 9.2(c), prior to Closing or an employee not actively at work due to a condition that could result in such employee becoming entitled to benefits under Bear U.S.’s long-term disability plans after satisfying any applicable waiting period), jury duty, or bereavement leave in accordance with applicable policies of Bear U.S. With respect to a U.S. Wholesale Employee who is not actively at work on the Closing Date and is receiving or is entitled to workers compensation benefits or long-term disability benefits on the Closing Date or an employee not actively at work due to a condition that could result in such employee becoming entitled to benefits under Bear U.S.’s long-term disability plans after satisfying any applicable waiting period (“Inactive Wholesale Employees”), Buckeye U.S. shall make an offer of employment to such Inactive Wholesale Employee if, after the Closing Date but within the one-year period beginning on the earlier of (i) the Closing, or (ii) the commencement of his or her workers compensation benefits from Bear U.S. or the absence that could result in such employee becoming entitled to benefits under Bear U.S.’s long term disability plans after satisfying any applicable waiting period, such Inactive Wholesale Employee presents to Buckeye U.S. a release from the Inactive Wholesale Employee’s physician that provides the Inactive Wholesale Employee is released to restart active employment and is able to perform the essential functions of the job available with Buckeye U.S. For purposes of this Agreement, Active Wholesale Employees who, on April 19, 2009, are employed by Buckeye U.S. shall at such time of employment be referred to herein, collectively, as the “U.S. Transferred Wholesale Employees,” and Inactive Wholesale Employees who accept Buckeye U.S.’s employment offer provided under this Section 9.2(b) shall at the time of such employment with Buckeye U.S. be referred to herein as the “Transferred Inactive Wholesale Employees.” Buckeye U.S. shall make the employment offers described under this Section 9.2(b) on the same terms and conditions applicable to any new hire of Buckeye U.S. in the U.S., except that (x) such offers shall be for the same position and regular wage rate applicable to each U.S. Wholesale Employee immediately prior to the Closing and (y) shall be consistent with the other provisions of this Section 9.2. Notwithstanding the foregoing, nothing in this Agreement obligates Buckeye U.S. to employ any such U.S. Transferred Wholesale Employee or Transferred Inactive Wholesale Employee for any period of time, and Buckeye U.S. shall be liable for any severance, termination or similar liabilities arising after the Closing Date as a result of Buckeye U.S.’s actual employment, and termination of the employment of any such U.S. Transferred Wholesale Employee or Transferred Inactive Wholesale Employee.

(c) Benefit Plan Coverage.

(i) The Buckeye Group Benefit Plans that are welfare plans within the meaning of section 3(1) of ERISA (“Buckeye’s Welfare Plans”) providing for medical, dental, vision, and life and accidental death and dismemberment insurance benefits (the “Buckeye Core Plans”) shall continue to provide coverage to the U.S. Transferred Retail Employees and Transferred Inactive Retail Employees through April 30, 2009. Buckeye U.S. and Buckeye Core Plans shall be liable for all claims incurred under the Buckeye Core Plans with respect to U.S. Transferred Retail Employees and Transferred Inactive Retail Employees and their spouses and dependents through April 30, 2009. The Bear Group Benefit Plans that are welfare benefit plans within the meaning of section 3(1) of ERISA (“Bear’s Welfare Plans”) providing for medical, dental, vision, and life and accidental death and dismemberment insurance benefits (the “Bear Core Plans”) shall provide coverage and benefits for all U.S. Transferred Retail Employees and for all Transferred Inactive Retail Employees beginning on May 1, 2009. Bear U.S. and the Bear Core Plans shall be liable for all claims incurred under the Bear Core Plans with respect to U.S. Transferred Retail Employees and Transferred Inactive Retail Employees and their eligible spouses and dependents on and after May 1, 2009. Effective as of April 19, 2009, all U.S. Transferred Retail Employees and Transferred Inactive Retail Employees will cease active participation in, and any benefit accrual under, each of Buckeye’s Welfare Plans that are not the Buckeye Core Plans. Buckeye U.S. and Buckeye’s Welfare Plans that are not Buckeye Core Plans shall be liable for all claims incurred with respect to U.S. Transferred Retail Employees and Transferred Inactive Retail Employees and their spouses and dependents through April 19, 2009. Bear’s Welfare Plans that are not Bear Core Plans shall provide coverage and benefits for all

U.S. Transferred Retail Employees and Transferred Inactive Retail Employees and their respective eligible spouses and dependents effective as of April 19, 2009. Bear U.S. and Bear’s Welfare Plans that are not Bear Core Plans shall be liable for all claims incurred under Bear’s Welfare Plans that are not Bear Core Plans with respect to U.S. Transferred Retail Employees and Transferred Inactive Retail Employees and their eligible spouses and dependents on and after the day after April 19, 2009. Notwithstanding any provision of this Agreement to the contrary, with respect to the treatment of any Transferred Inactive Retail Employee under this Section 9.2(c)(i), any reference to “May 1, 2009” will mean the later of May 1, 2009 or such Transferred Inactive Retail Employee’s date of hire with Bear U.S. and any reference to April 19, 2009 will mean such Transferred Inactive Retail Employee’s date of hire with Bear U.S.

(ii) The Bear Core Plans shall continue to provide coverage to the U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees through April 30, 2009. Bear U.S. and the Bear Core Plans shall be liable for all claims incurred under the Bear Core Plans with respect to U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees and their spouses and dependents through April 30, 2009. The Buckeye Core Plans shall provide coverage and benefits for all U.S. Transferred Wholesale Employees and for all Transferred Inactive Wholesale Employees beginning on May 1, 2009. Buckeye U.S. and the Buckeye Core Plans shall be liable for all claims incurred under the Buckeye Core Plans with respect to U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees and their eligible spouses and dependents on and after May 1, 2009. Effective as of April 19, 2009, all U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees will cease active participation in, and any benefit accrual under, each of Bear’s Welfare Plans that are not Bear Core Plans. Bear U.S. and Bear’s Welfare Plans that are not Bear Core Plans shall be liable for all claims incurred with respect to U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees and their spouses and dependents before April 19, 2009. Buckeye’s Welfare Plans that are not Buckeye Core Plans shall provide coverage and benefits for all U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees and their respective eligible spouses and dependents effective as of April 19, 2009. Buckeye U.S. and Buckeye’s Welfare Plans that are not Buckeye Core Plans shall be liable for all claims incurred under Buckeye’s Welfare Plans that are not Buckeye Core Plans with respect to U.S. Transferred Wholesale Employees and Transferred Inactive Wholesale Employees and their eligible spouses and dependents on and after April 19, 2009. Notwithstanding any provision of this Agreement to the contrary, with respect to the treatment of any Transferred Inactive Wholesale Employee under this Section 9.2(c)(ii), any reference to “May 1, 2009” will mean the later of May 1, 2009 or such Transferred Inactive Wholesale Employee’s date of hire with Bear U.S. and any reference to April 19, 2009 will mean such Transferred Inactive Wholesale Employee’s date of hire with Buckeye U.S.

(iii) For purposes of this Section 9.2(c), a claim shall be deemed “incurred” on the date that the event that gives rise to the claim occurs (for purposes of life insurance, severance, sickness, accident and disability programs) or on the date that treatment or services are provided (for purposes of health care programs).

(d) Pre-Existing Conditions and Waiting Periods.

(i) Bear U.S. shall, or shall cause its ERISA Affiliates to, waive any pre-existing condition limitations and eligibility waiting periods under Bear’s Welfare Plans for all U.S. Transferred Retail Employees and any Transferred Inactive Retail Employee (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under Buckeye’s Welfare Plans as of the Closing Date or, for Transferred Inactive Retail Employees, as of the date of hire with Bear U.S.).

(ii) Buckeye U.S. shall, or shall cause its ERISA Affiliates to, waive any pre-existing condition limitations and eligibility waiting periods under Buckeye’s Welfare Plans for all U.S. Transferred Wholesale Employees and any Transferred Inactive Wholesale Employee (but only to the extent such pre-existing condition limitations and eligibility waiting periods were satisfied under Bear’s Welfare Plans as of the Closing Date or, for Transferred Inactive Wholesale Employees, as of the date of hire with Buckeye U.S.).

(e) Service Credit.

(i) Bear U.S. shall, or shall cause its ERISA Affiliates to, recognize each U.S. Transferred Retail Employee’s service and the service of any Transferred Inactive Retail Employee with Buckeye U.S. and any of its Affiliates through April 18, 2009 (or, for a Transferred Inactive Retail Employee, through the date of hire with Bear U.S.) as service for benefit eligibility and vesting purposes (but not for benefit accrual purposes) to the extent that such service was credited under the equivalent Buckeye Group Benefit Plans, under Bear U.S.’s and its ERISA Affiliates’ employee welfare benefit plans, employee retirement plans, PTO/vacation, disability, severance and other employee benefit plans or policies and any other such plans or policies in which the U.S. Transferred Retail Employees and such Transferred Inactive Retail Employees will be entitled to participate in, on and after April 19, 2009. Notwithstanding any provision of this Agreement to the contrary, with respect to the treatment of any Transferred Inactive Retail Employee under this Section 9.2(e), any reference to April 19, 2009 will mean the day after such Transferred Inactive Retail Employee’s date of hire with Bear U.S.

(ii) Buckeye U.S. shall, or shall cause its ERISA Affiliates to, recognize each U.S. Transferred Wholesale Employee’s service and the service of any Transferred Inactive Wholesale Employee with Bear U.S. and any of its Affiliates through April 18, 2009 (or, for a Transferred Inactive Wholesale Employee, through the date of hire with Buckeye U.S.) as service for eligibility and vesting purposes (but not for benefit accrual purposes) to the extent that such service was credited under the equivalent Bear Group Benefit Plans, under Buckeye U.S.’s and its ERISA Affiliates’ employee welfare benefit plans, employee retirement plans, vacation, disability, severance and other employee benefit plans or policies and any other such plans or policies (other than any retiree medical benefit plans) in which the U.S. Transferred Wholesale Employees and such Transferred Inactive Wholesale Employees will be entitled to participate in, on and after April 19, 2009. Notwithstanding any provision of this Agreement to the contrary, with respect to the treatment of any Transferred Inactive Wholesale Employee under this

Section 9.2(e), any reference to April 19, 2009 will mean the day after such Transferred Inactive Wholesale Employee’s date of hire with Buckeye U.S.

(f) Vacation.

(i) Buckeye U.S. shall pay to each U.S. Transferred Retail Employee an amount equal to such U.S. Transferred Retail Employee’s vacation, paid time off, and holiday pay earned but not received during any period prior to April 19, 2009 consistent with the terms and conditions of its vacation, paid time off and holiday benefit policies and applicable law. Buckeye U.S. shall pay to each Transferred Inactive Retail Employee an amount equal to such Transferred Inactive Retail Employee’s vacation, paid time off, and holiday pay earned but not received during any period prior to the his or her termination of employment with Buckeye U.S. consistent with the terms and conditions of its vacation, paid time off and holiday benefit policies and applicable law.

(ii) Bear U.S. shall pay to each U.S. Transferred Wholesale Employee an amount equal to such U.S. Transferred Wholesale Employee’s PTO/vacation accrued but not used during any period prior to April 19, 2009 consistent with its PTO/vacation benefit policy and applicable law. Bear U.S. shall pay to each Transferred Inactive Wholesale Employee an amount equal to such Transferred Inactive Wholesale Employee’s PTO/vacation accrued but not used during any period prior to his or her termination of employment with Bear U.S. consistent with its PTO/vacation benefit policy and applicable law.

(g) Bonus and Awards.

(i) Buckeye U.S. shall pay to each U.S. Transferred Retail Employee the unpaid portion of any quarterly incentive pay amount such U.S. Transferred Retail Employee accrued through the Closing Date at the same time such quarterly incentive pay would be paid to active employees of Buckeye U.S. Buckeye U.S. shall pay to each Transferred Inactive Retail Employee the unpaid portion of any quarterly incentive pay amount such Transferred Inactive Retail Employee accrued through the date of his termination of employment with Buckeye U.S. at the same time such quarterly incentive pay would be paid to active employees of Buckeye U.S. (or earlier to the extent required by applicable law). Buckeye U.S. shall satisfy all obligations in connection with any retention bonus, change in control, or severance payment it has with any U.S. Transferred Retail Employee or Transferred Inactive Retail Employee.

(ii) Bear U.S. shall pay to each U.S. Transferred Wholesale Employee the unpaid portion of any bonus or incentive pay amount such U.S. Transferred Wholesale Employee accrued through the Closing Date at the same time such bonus or incentive pay would be paid to active employees of Bear U.S. Bear U.S. shall pay to each Transferred Inactive Wholesale Employee the unpaid portion of any bonus or incentive pay amount such Transferred Inactive Wholesale Employee accrued through the date of his termination of employment with Bear U.S. at the same time such bonus or incentive pay would be paid to active employees of Bear U.S. (or earlier to the extent required by applicable law). Bear U.S. shall satisfy all obligations in connection with any retention bonus, change in control, or severance payment it has with any U.S. Transferred Wholesale Employee or Transferred Inactive Wholesale Employee.

(h) COBRA Continuation Coverage.

(i) Bear U.S. shall have the sole responsibility for “continuation coverage” benefits provided on and after May 1, 2009 for all U.S. Transferred Retail Employees and “qualified beneficiaries” of U.S. Transferred Retail Employee who participate in relevant Bear Core Plans in connection with a “qualifying event” that occurs on or after May 1, 2009. Bear U.S. shall have the sole responsibility for “continuation coverage” benefits provided to each Transferred Inactive Retail Employee and “qualified beneficiaries” of each Transferred Inactive Retail Employee who participates in relevant Bear Core Plans in connection with a “qualifying event” that occurs on or after the later of May 1, 2009 or such Transferred Inactive Retail Employee’s date of hire with Bear U.S.

(ii) Buckeye U.S. shall have the sole responsibility for “continuation coverage” benefits provided on and after May 1, 2009 for all U.S. Transferred Wholesale Employee and “qualified beneficiaries” of U.S. Transferred Wholesale Employee who participates in relevant Buckeye Core Plans in connection with a “qualifying event” that occurs on or after May 1, 2009. Buckeye U.S. shall have the sole responsibility for “continuation coverage” benefits provided to each Transferred Inactive Wholesale Employee and “qualified beneficiaries” of each Transferred Inactive Wholesale Employee who participates in relevant Buckeye Core Plans in connection with a “qualifying event” that occurs on or after the later of May 1, 2009 or such Transferred Inactive Wholesale Employee’s date of hire with Buckeye U.S.

(iii) For purposes of this Section 9.2(i), the terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under section 4980B of the Code and sections 601-608 of ERISA.

(i) Worker’s Compensation.

(i) Buckeye U.S. shall retain the obligation and liability for any workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each U.S. Transferred Retail Employee incurred on or before April 18, 2009 as a result of their employment with Buckeye U.S. Bear U.S. shall be responsible for any obligation and liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each U.S. Transferred Retail Employee incurred on or after April 19, 2009 as a result of their employment with Bear U.S. and with respect to each Transferred Inactive Retail Employee incurred on and after his or her date of hire with Bear U.S.

(ii) Bear U.S. shall retain the obligation and liability for any workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each U.S. Transferred Wholesale Employee incurred on or before April 18, 2009 as a result of their employment with Bear U.S. Buckeye U.S. shall be responsible for any obligation and liability for workers’ compensation, occupational disease or illness, or similar workers’ protection claims with respect to each U.S. Transferred Wholesale Employee incurred on or after April 19, 2009 as a result of their employment with Buckeye U.S. and with respect to each Transferred Inactive Wholesale Employee incurred on and after his or her date of hire with Buckeye U.S.

(j) Cooperation. The parties agree to furnish each other with such information concerning employees, employee payroll and employee benefit plans, subject to confidentiality and privacy considerations, and to take all such other action, as is necessary and appropriate to effect the transactions contemplated hereby.

(k) No Employment Rights or Third Party Beneficiaries. No provision of this Section 9.2 shall (i) create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Bear Group, the Buckeye Group or any other Person other than the parties hereto and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or (iii) constitute or be deemed to constitute an amendment to any Bear Group Benefit Plan, Buckeye Group Benefit Plan or to any other employee benefit plan sponsored or maintained by the Bear Group, the Buckeye Group or their Affiliates.

ARTICLE X

COVENANTS OF ALL PARTIES

10.1 Taxes.

(a) All transfer, excise, franchise, property, documentary, sales, use, stamp, registration, recording, value added, goods and services, harmonized sales, and other such Taxes and fees (including any penalties and interest) (“Transfer Taxes”) imposed in connection with this Agreement and the Ancillary Agreements shall be borne by the party responsible for such Transfer Taxes under the applicable Law. Each party shall cause to be filed as required by it under applicable Law all Tax Returns and other documentation, at its own expense, with respect to such Transfer Taxes. Each party shall provide the other party with copies of all such Tax Returns for Transfer Taxes and evidence that such Transfer Taxes have been paid. In the event that Bear Group pays any such Transfer Taxes imposed in connection with this Agreement and the Ancillary Agreements, Buckeye Group shall, no later than twenty (20) days after receipt of written notice of such payment from Bear Group promptly reimburse Bear Group of such paid Transfer Taxes. Notwithstanding anything in this Section 10.1(a) and subject to Section 10.2, (i) Buckeye Canada shall remit any applicable goods and services tax, harmonized sales tax and Quebec sales tax on the transfer of the Retail Purchased Assets Related to the Canada Retail Business to the relevant Taxing Authority in the manner prescribed by law; (ii) Bear Canada shall pay any applicable goods and services tax, harmonized sales tax and Quebec sales tax on the transfer of the Retail Purchased Assets Related to the Canada Retail Business directly to Buckeye Canada upon receiving an input tax credit or refund of such taxes from the relevant Taxing Authority and, for greater certainly, Bear Canada shall be obligated to pay such taxes to Buckeye Canada even in the event such input tax credit or refund is determined not to be available to Bear

Canada; (iii) at Closing, or as soon as reasonably possible thereafter, Bear Canada shall pay any applicable Ontario provincial sales tax on the transfer of the Retail Purchased Assets Related to the Canada Retail Business directly to Buckeye Canada at and Buckeye Canada shall remit same to the Ontario Ministry of Finance in the manner prescribed by law; and (iv) Bear Canada shall pay any other applicable provincial sales taxes on the transfer of the Retail Purchased Assets Related to the Canada Retail Business directly to the relevant Taxing Authority.

(b) Prorations of Certain Taxes for Wholesale Purchased Assets. All real property taxes, personal property taxes, ad valorem obligations and similar recurring taxes and fees, including general assessments and special assessments (“Property Taxes”) on the Wholesale Purchased Assets shall be prorated as of the Closing Date with (i) Bear U.S. being liable for such Taxes relating to any time period or periods ending on or prior to the Closing Date and (ii) Buckeye U.S. or Buckeye Canada, as applicable, being liable for such Taxes relating to any time period or periods beginning after the Closing Date. Proration of Property Taxes shall be made on the basis of the most recent officially certified tax valuation and assessment for the Wholesale Purchased Assets. If such valuation pertains to a tax period other than that in which the Closing Date occurs, such apportionment shall be recalculated at such time as actual tax bills for such period are available, and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills. With respect to the Property Taxes described in this Section 10.1(b), the party holding title to the Wholesale Purchased Assets on the applicable assessment, record or tax lien date for each applicable jurisdiction shall timely file all Tax Returns for Property Taxes.

(c) Prorations of Certain Taxes for Retail Purchased Assets. Property Taxes with respect to the Retail Purchased Assets shall be prorated as of the Closing Date with (i) Buckeye U.S. or Buckeye Canada, as applicable, being liable for such Taxes relating to any time period or periods ending on or prior to the Closing Date and (ii) Bear U.S. or Bear Canada, as applicable, being liable for such Taxes relating to any time period or periods beginning after the Closing Date. Proration of Property Taxes shall be made on the basis of the most recent officially certified tax valuation and assessment for the Retail Purchased Assets. If such valuation pertains to a tax period other than that in which the Closing Date occurs, such apportionment shall be recalculated at such time as actual tax bills for such period are available, and the parties shall cooperate with each other in all respects in connection with such recalculation and pay any sums due in consequence thereof to the party entitled to recover the same within 60 days after the issuance of such actual tax bills. With respect to the Property Taxes described in this Section 10.1(c), the party holding title to the Retail Purchased Assets on the applicable assessment, record or tax lien date for each applicable jurisdiction shall timely file all Tax Returns for Property Taxes.

(d) The parties agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing

Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

(e) Notwithstanding anything in this Agreement to the contrary, nothing shall relieve the subtenant under the Sublease Agreements with respect to any Tax matters set forth therein.

(f) The parties agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, as promptly as practicable, for each applicable jurisdiction, all applicable certificates of occasional sale exemption qualification or similar instruments, as may be reasonably requested by the other party or required by applicable Law, duly executed by the relevant member(s) of the Bear Group or Buckeye Group, as applicable.

(g) The parties agree to use commercially reasonable efforts to furnish or cause to be furnished to each other, as promptly as practicable following the Closing Date, any sales tax resale certificates or such other certificates as may be necessary to comply with the provisions of the sales and use tax Law of any Governmental Entity or Taxing Authority in order to obtain any available exemption.

(h) The parties agree to cooperate in applying for or seeking a refund of any Transfer Tax based on either party producing or furnishing, after the Closing Date, (i) a sales tax resale certificate or (ii) a certificate of occasional sale exemption. The Buckeye Group shall be entitled to any and all refunds of Transfer Taxes recovered by either party after the Closing Date.

(i) Bear Group shall furnish or cause to be furnished to Buckeye Group, as promptly as practicable, the GST registration number of Bear Canada for purposes of the Excise Tax Act (Canada).

10.2 GST/QST Elections.

(a) If applicable, at the Closing Bear Canada and Buckeye Canada shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) and its equivalent in Quebec pursuant to Section 75 of the Act respecting the Quebec sales tax to have the sale of the Retail Purchased Assets Related to the Canada Retail Business take place on a goods and services tax and harmonized sales tax-free basis under Part IX of the Excise Tax Act (Canada) and on a Quebec sales tax-free basis pursuant to the Act respecting the Quebec sales tax. Bear Canada shall file the elections in the manner and within the time prescribed by the relevant legislation. Notwithstanding anything to the contrary in this Agreement, Bear Canada shall indemnify and hold Buckeye Canada harmless in respect of any goods and services tax, harmonized sales tax, Quebec sales tax, penalties, interest and other amounts which may be assessed against Buckeye Canada as a result of the transactions under this Agreement not being eligible for such elections or as a result of the Bear Canada’s failure to file the elections within the prescribed time.

10.3 Retail Sales Tax Waiver.

(a) In respect of the purchase and sale of the Wholesale Purchased Assets Related to the Canada Wholesale Business under this Agreement, Buckeye Canada shall not require Bear U.S. to comply with the requirements of section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provisions under any other applicable legislation. Notwithstanding anything to the contrary in this Agreement, Bear U.S. shall indemnify and save harmless Buckeye Canada, its officers, directors, employees and controlling persons for any provincial sales tax, penalties and interest payable or assessed against Buckeye Canada, directly or indirectly, by reason of, or in the event of, any non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Wholesale Purchased Assets Related to the Canada Wholesale Business are located or Bear U.S. is registered for provincial sales tax purposes.

(b) In respect of the purchase and sale of the Retail Purchased Assets Related to the Canada Retail Business under this Agreement, Bear Canada shall not require Buckeye Canada to comply with the requirements of section 6 of the Retail Sales Tax Act (Ontario) and any equivalent or corresponding provisions under any other applicable legislation. Notwithstanding anything to the contrary in this Agreement, Buckeye Canada shall indemnify and save harmless Bear Canada, its officers, directors, employees and controlling persons for any provincial sales tax, penalties and interest payable or assessed against Bear Canada, directly or indirectly, by reason of, or in the event of, any non-compliance with Section 6 of the Retail Sales Tax Act (Ontario) or similar legislation in those jurisdictions in which the Retail Purchased Assets Related to the Canada Retail Business are located or Buckeye Canada is registered for provincial sales tax purposes.

10.4 Bulk Sales Laws. The parties hereby waive compliance by each party with the bulk sales Law and any other similar Laws that relate to any Taxes in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that a transferring party shall pay and discharge when due all claims of creditors asserted against such transferring party or the assets or stock transferred by such party as a result of by reason of such noncompliance and shall take promptly all necessary actions required to remove any Lien which may be placed upon any of the assets or stock of the other parties by reason of such noncompliance.

10.5 Access to Books and Records. Each party and its Affiliates shall preserve until the sixth anniversary of the Closing Date all books and records possessed or to be possessed by such party or its Affiliates relating to any of the assets, Liabilities or businesses transferred hereunder prior to the Closing. After the Closing Date, where there is a legitimate business purpose, such party shall, and shall cause its Affiliates to, provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party or its Affiliates and (b) the books of account and records of such party or its Affiliates, but, in each case, only to the extent relating to the assets, Liabilities or business transferred hereunder prior to the Closing, and the other parties and their representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party or its Affiliates. Such books and records may nevertheless be destroyed by a party or any of its Affiliates if such party sends to the other parties written notice of its intent, or its Affiliate’s intent, to destroy books or records, specifying with particularity the contents of the books or records to be destroyed. Such records may then be destroyed after the 30th day after such notice is given unless any other party objects to the destruction in which case the party or its Affiliate seeking to destroy the books or records shall deliver such books or records to the objecting party at the objecting party’s cost.

10.6 Further Assurances. Each party and its Affiliates shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, each party and its Affiliates shall each use their respective reasonable best efforts to (a) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements and (b) obtain in a timely manner all Bear Consents or Buckeye Consents, as applicable, and Bear Business Authorizations or Buckeye Business Authorizations, as applicable, and effect all necessary registrations and filings.

10.7 Confidentiality. After the Closing, each party will, and will cause its Affiliates to, hold, and will use its reasonable best efforts to cause their respective directors, officers, employees, accountants, counsel, consultants, advisors, representatives and agents (collectively, “Representatives”) to hold, in confidence, all information (written or otherwise), in any form or medium, that is confidential, proprietary or otherwise not generally available to the public and relates to the Wholesale Business, in the case of members of the Bear Group, or the Retail Business, in the case of members of the Buckeye Group (the “Confidential Information”), except to the extent that such information can be shown to have been (a) in the public domain prior to the Closing, (b) in the public domain at or after the Closing through no fault of such party, any of its Affiliates or their respective Representatives, or (c) later lawfully acquired by such party, any of its Affiliates or their respective Representatives from sources other than those related to its prior ownership of the Wholesale Business, in the case of members of the Bear Group, or the Retail Business, in the case of members of the Buckeye Group; provided, however, that each party may disclose Confidential Information to their respective Representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements so long as such Representatives are informed by such party or any of its Affiliates of the nature of the Confidential Information and are directed by such party or any of its Affiliates to hold such Confidential Information in confidence, and such party shall be responsible for any breach of the confidentiality provisions of this Section 10.7 by such Representatives. If, after the Closing, a party, any of its Affiliates or any of their respective Representatives are legally required to disclose any Confidential Information, such party shall (A) promptly notify the Buckeye Group, in the case of Confidential Information related to the Wholesale Business, or the Bear Group, in the case of Confidential Information related to the Retail Business, to permit the Buckeye Group or the Bear Group, as the case may be, at its expense, to seek a protective order or take other appropriate action and (B) cooperate as reasonably requested by the Buckeye Group or the Bear Group, as the case may be in the efforts of the Buckeye Group or the Bear Group, as the case may be, to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Confidential Information, but only at the sole cost and expense of the Buckeye Group or the Bear Group, as the case may be. If, after the Closing, and in the absence of a protective order, a party, any of its Affiliates or any of their respective Representatives are compelled as a matter of Law to disclose Confidential Information to a third party, such party, its Affiliates and their respective Representatives may disclose to the third party compelling disclosure only the part of such Confidential Information as is required by Law to be disclosed; provided, however, that, prior to any such disclosure, such party, its Affiliates and their respective Representatives will use good faith efforts to advise and consult with the Buckeye Group or the Bear Group, as the case may be, and its counsel as to such disclosure and the nature and wording of such disclosure.

10.8 Refunds and Remittances.

(a) After the Closing, if any member of the Bear Group or any of their respective Affiliates receives any refund or other amount which is a Wholesale Purchased Asset or is otherwise properly due and owing to any member of the Buckeye Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Bear Group promptly shall remit, or shall cause to be remitted, such amount to the Buckeye Group at the address set forth in Section 11.2. After the Closing, if any member of the Buckeye Group or any of their respective Affiliates receives any refund or other amount which is a Bear Excluded Asset or is otherwise properly due and owing to any member of the Bear Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Buckeye Group promptly shall remit, or shall cause to be remitted, such amount to the Bear Group at the address set forth in Section 11.2. After the Closing, if any member of the Buckeye Group or any of their respective Affiliates receives any refund or other amount which is related to claims or other matters for which any member of the Bear Group or any of their respective Affiliates is responsible hereunder, and which amount is not a Wholesale Purchased Asset, or is otherwise properly due and owing to any member of the Bear Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Buckeye Group promptly shall remit, or cause to be remitted, such amount to the Bear Group at the address set forth in Section 11.2. After the Closing, if any member of the Bear Group or any of their respective Affiliates receives any refund or other amount which is related to claims or other matters for which any member of the Buckeye Group or any of their respective Affiliates is responsible hereunder, and which amount is not an Bear Excluded Asset, or is otherwise properly due and owing to any member of the Buckeye Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary

Agreement, the Bear Group promptly shall remit, or cause to be remitted, such amount to the Buckeye Group at the address set forth in Section 11.2.

(b) After the Closing, if any member of the Buckeye Group or any of their respective Affiliates receives any refund or other amount which is a Retail Purchased Asset or is otherwise properly due and owing to any member of the Bear Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Buckeye Group promptly shall remit, or shall cause to be remitted, such amount to the Bear Group at the address set forth in Section 11.2. After the Closing, if any member of the Bear Group or any of their respective Affiliates receives any refund or other amount which is a Buckeye Excluded Asset or is otherwise properly due and owing to any member of the Buckeye Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Bear Group promptly shall remit, or shall cause to be remitted, such amount to the Buckeye Group at the address set forth in Section 11.2. After the Closing, if any member of the Bear Group or any of their respective Affiliates receives any refund or other amount which is related to claims or other matters for which any member of the Buckeye Group or any of their respective Affiliates is responsible hereunder, and which amount is not a Retail Purchased Asset, or is otherwise properly due and owing to any member of the Buckeye Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Bear Group promptly shall remit, or cause to be remitted, such amount to the Buckeye Group at the address set forth in Section 11.2. After the Closing, if any member of the Buckeye Group or any of their respective Affiliates receives any refund or other amount which is related to claims or other matters for which any member of the Bear Group or any of their respective Affiliates is responsible hereunder, and which amount is not an Buckeye Excluded Asset, or is otherwise properly due and owing to any member of the Bear Group or any of their respective Affiliates in accordance with the terms of this Agreement or any Ancillary Agreement, the Buckeye Group promptly shall remit, or cause to be remitted, such amount to the Bear Group at the address set forth in Section 11.2.

(c) The obligation to remit, or cause to be remitted, amounts under this Section 10.8 shall arise periodically when the amounts at issue exceed $5,000 in the aggregate (the “Threshold Amount”) since the date of this Agreement (in the case of the first remittance) or the prior remittance (in the case of a remittance that is subsequent to the first remittance), as the case may be, in which case the obligation to remit, or cause to be remitted, the full amount of such amounts at issue shall be remitted, or caused to be remitted, and not just the excess over such threshold. Any amounts for a particular month that are below the Threshold Amount shall be applied to the calculation of subsequent Threshold Amounts.

10.9 Expenses. Except as may be specifically provided otherwise in this Agreement or any Ancillary Agreement, after the Closing, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not all of the transactions contemplated by this Agreement or the Ancillary Agreements are consummated.

10.10 Buckeye Real Property Leases. The parties shall take the steps set forth on Section 10.10 of the Buckeye Disclosure Letter.

10.11 Possession and Control of Inventory and Equipment. As promptly as practicable following the Closing, the Bear Group shall use reasonable best efforts, and shall cause their respective Affiliates to use reasonable best efforts, to take such steps as are necessary with respect to the Inventory and Equipment associated with the Wholesale Purchased Assets having a cost or market value (whichever is higher), individually or in the aggregate, in excess of $1,000,000 in the possession or control of any member of the Bear Group to segregate and/or mark or otherwise identify such assets or the property of AG and its Affiliates.

ARTICLE XI

MISCELLANEOUS

11.1 Representations and Warranties. The representations and warranties made by the parties hereunder shall not survive, and shall terminate upon, the Closing.

11.2 Notices. Any notice, request, demand, Consent or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to the Bear Group, to:

Schurman Fine Papers

500 Chadbourne Road, Caller Box 6030

Fairfield, California 94533

Attn: Tom Shaw

Facsimile: 707-428-0641

With a required copy to (which shall not constitute notice):

Morgan, Lewis & Bockius LLP

One Market, Spear Tower

San Francisco, California 94122

Attn: Scott Karchmer

Facsimile: 415-442-1001

If to the Buckeye Group, to:

American Greetings Corporation

One American Road

Cleveland, Ohio 44144

Attn: Catherine M. Kilbane

Facsimile: 216-252-6777

With a required copy to (which shall not constitute notice):

Jones Day

North Point, 901 Lakeside Avenue

Cleveland, Ohio 44114

Attn: James P. Dougherty

Facsimile: 216-579-0212

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

11.3 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c) To the maximum extent permitted by Law, (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

11.4 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement or the Ancillary Agreements are consummated.

11.5 Successors and Assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

11.6 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Ohio, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Ohio or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Ohio.

11.7 Consent to Jurisdiction; Waiver of Jury Trial. Each party irrevocably submits to the exclusive jurisdiction of (a) the State Courts located in the State of Illinois, and (b) the United States District Court for the Northern District of Illinois, for the purposes of any Action arising out of or relating to this Agreement or any transaction contemplated hereby. Each party agrees to commence any such Action either in the United States District Court for the Northern District of Illinois or, if such Action may not be brought in such court for jurisdictional reasons, in a State Court located in the State of Illinois. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any Action with respect to any matters to which it has submitted to jurisdiction in this Section 11.7. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in (i) the State Courts located in the State of Illinois, or (ii) the United States District Court for the Northern District of Illinois, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

11.8 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto. The parties agree that the delivery of this Agreement, and the delivery of the Ancillary Agreements and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

11.9 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto, and their respective successors and assigns, any rights, benefits, remedies or Liabilities hereunder.

11.10 Entire Agreement. This Agreement, the Ancillary Agreements, the Schedules and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

11.11 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

11.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

11.13 Specific Performance. Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which such party is entitled at Law or equity.

11.14 Interpretation.

(a) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(b) The terms “hereby”, “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

(d) The word “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified.

(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns.

(f) Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

(g) The parties have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements. Any rule of construction or interpretation otherwise requiring this Agreement or the Ancillary Agreements to be construed or interpreted against any party by virtue of the authorship of this Agreement or the Ancillary Agreements shall not apply to the construction and interpretation hereof and thereof.

(h) All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

(i) The word “extent” when used in this Agreement in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

SCHURMAN FINE PAPERS

By:	/s/ Dominique Schurman
Name:	Dominique Schurman
Title:	CEO & President

644064 N.B. INC.

By:	/s/ Dominique Schurman
Name:	Dominique Schurman
Title:	President

CARLTON CARDS RETAIL, INC.

By:	/s/ Thomas H. Johnston
Name:	Thomas H. Johnston
Title:	President

CARLTON CARDS LIMITED

By:	/s/ Catherine M. Kilbane
Name:	Catherine M. Kilbane
Title:	Secretary

AGC, LLC

By:	/s/ Catherine M. Kilbane
Name:	Catherine M. Kilbane
Title:	Secretary

AMERICAN GREETINGS CORPORATION

By:	/s/ Catherine M. Kilbane
Name:	Catherine M. Kilbane
Title:	Senior Vice President, General Counsel and Secretary

The Registrant will furnish supplementally to the Commission copies of any omitted Schedule or Exhibit to this Agreement upon the Commission’s request.